The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258249
SUBJECT TO COMPLETION
Preliminary Prospectus Supplement dated August 4, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated July 29, 2021)
$

Brunswick Corporation
$    % Senior Notes due 20
$    % Senior Notes due 20
We are offering $   aggregate principal amount of our    % Senior Notes due 20   (the “20   Notes”) and $   aggregate principal amount of our    % Senior Notes due 20   (the “20   Notes” and, together with the 20   Notes, the “Notes”). We will pay interest on the Notes on     and     of each year, beginning    , 2022. The 20   Notes will mature on    , 20   , and the 20   Notes will mature on    , 20  .
We may, at our option, redeem all or a portion of the 20   Notes at any time after     , 20    and all or a portion of the 20    Notes at any time or from time to time prior to their maturity at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption”. If we experience a change of control triggering event, as described in this prospectus supplement, each holder of the Notes may require us to repurchase some or all of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”.
On June 25, 2021, we entered into a Share Purchase Agreement (the “Purchase Agreement”), pursuant to which we agreed to acquire (the “Acquisition”) all issued and outstanding shares in Marine Innovations Group AS (“Marine Innovations” or “Navico”). If (i) the Acquisition has not been completed on or before December 23, 2021, (ii) we notify the trustee and the holders of the Notes that we will not pursue the consummation of the Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Acquisition, the Notes will be subject to a special mandatory redemption upon the terms and at the redemption price set forth in this prospectus supplement under “Description of the Notes—Special Mandatory Redemption”.
The Notes will be our direct, unsecured and unsubordinated obligations and will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. In addition, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The Notes will be issued only in registered form in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
Investing in the Notes involves risks that are described in the “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus.
	Public offering price(1)		Underwriting discount		Proceeds, before expenses, to us
	$	%	$	%	$	%
Per 20 Note	$	%	$	%	$	%
Per 20 Note	$	%	$	%	$	%
Total	$		$		$
(1)	Plus accrued interest from , 2021, if settlement occurs after that date. See “Alternative Settlement Cycle”.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We do not intend to apply to list the Notes on any securities exchange or for quotation on any automated quotation system. We expect that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about    , 2021.
Joint Book-Running Managers
J.P. Morgan	BofA Securities	Wells Fargo Securities
The date of this prospectus supplement is August   , 2021.

Prospectus Supplement
Prospectus
In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.
i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes we are currently offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Notes we are currently offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. The information in this prospectus supplement supersedes any inconsistent information included in the accompanying prospectus.
Prior to any purchase of Notes hereunder, you should read the prospectus, together with the additional information referred to under “Documents Incorporated by Reference”.
We are responsible for the information contained and incorporated by reference in the prospectus and any related free writing prospectus we prepare or authorize. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in the prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
All references to “Brunswick”, the “Company”, “we”, “us” and “our” in the prospectus mean Brunswick Corporation and its wholly owned subsidiaries and other entities controlled by Brunswick Corporation except in “Description of the Notes” and where it is clear from the context that the term means only the issuer, Brunswick Corporation.
You should not consider any information in the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.
ALTERNATIVE SETTLEMENT CYCLE
It is expected that delivery of the Notes will be made against payment therefor on or about     , 2021, which will be the     business day following the date hereof (this settlement cycle being referred to as “T+     ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.
DOCUMENTS INCORPORATED BY REFERENCE
This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.
All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering of the Notes described in this prospectus supplement are incorporated by reference into and are deemed to be a part of the prospectus from the date of filing of those documents; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

The following documents, which we have filed with the SEC, are incorporated by reference into the prospectus:
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed February 16, 2021 (including the portions of the Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Shareholders, filed March 19, 2021, that are incorporated by reference into such annual report);

•	Quarterly Reports on Form 10-Q for the quarters ended April 3, 2021, filed May 11, 2021, and July 3, 2021, filed August 2, 2021; and
•	Current Reports on Form 8-K filed June 7, 2021, June 25, 2021 and July 19, 2021.
Any statement contained in a document incorporated or deemed to be incorporated by reference into the prospectus will be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained in the prospectus or any other subsequently filed document that is deemed to be incorporated by reference into the prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the prospectus.
The documents incorporated by reference into the prospectus are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into the prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into the prospectus are not themselves specifically incorporated by reference into the prospectus, then the exhibits will not be provided. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement or incorporated by reference into the prospectus because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, may apply standards of materiality in a manner different from what may be viewed as material to you or other investors or may no longer continue to be true as of any given date.
Requests for documents relating to us should be directed to:
General Counsel
Brunswick Corporation
26125 N. Riverwoods Blvd., Suite 500
Mettawa, Illinois 60045-3420
(847) 735-4700

STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The prospectus and the documents incorporated by reference herein contain, and any other offering materials and documents deemed to be incorporated by reference herein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may”, “could”, “should”, “expect”, “anticipate”, “project”, “position”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “outlook” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this prospectus supplement. See “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and our quarterly report on Form 10-Q for the quarter ended July 3, 2021. These risks include, but are not limited to:
•	the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending;
•	changes in currency exchange rates;
•	fiscal policy concerns;
•	adverse economic, credit, and capital market conditions;
•	higher energy and fuel costs;
•	competitive pricing pressures;
•	the coronavirus (COVID-19) pandemic and the emergence of variant strains;
•	managing our manufacturing footprint;
•	weather and catastrophic event risks;
•	international business risks;
•	our ability to develop new and innovative products and services at a competitive price;
•	our ability to meet demand in a rapidly changing environment;
•	loss of key customers;
•
actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of pressures due to the pandemic;

•	supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions;
•	absorbing fixed costs in production;
•	risks associated with joint ventures that do not operate solely for our benefit;
•	our ability to successfully implement our strategic plan and growth initiatives;
•
the possibility that the announced acquisition of Navico will not be consummated within the anticipated time period or at all, including as the result of regulatory, market, or other factors; our ability to integrate acquisitions, including Navico; the potential for disruption to our business in connection with the Navico acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the Navico transaction; the possibility that the expected synergies and value creation from the Navico transaction will not be realized or will not be realized within the expected time period;

•	attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes;
•	our ability to identify, complete, and integrate targeted acquisitions;

•	the risk that strategic divestitures will not provide business benefits;
•	maintaining effective distribution; adequate financing access for dealers and customers;
•	requirements for us to repurchase inventory;
•	inventory reductions by dealers, retailers, or independent boat builders;
•	risks related to the Freedom Boat Club franchise business model;
•
outages, breaches, or other cybersecurity events regarding our technology systems, which could affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs;

•	our ability to protect our brands and intellectual property;
•	changes to U.S. trade policy and tariffs;
•	any impairment to the value of goodwill and other assets;
•	product liability, warranty, and other claims risks;
•	legal and regulatory compliance, including increased costs, fines, and reputational risks;
•	changes in income tax legislation or enforcement;
•	managing our share repurchases; and
•	risks associated with certain divisive shareholder activist actions.
Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our quarterly report on Form 10-Q for the quarter ended July 3, 2021, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in the prospectus.
You should take care not to place undue reliance on our forward-looking statements, which represent our views only as of the date they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
v

SUMMARY

Brunswick Corporation
Brunswick Corporation is a Delaware corporation incorporated on December 31, 1907. We design, manufacture and market recreational marine products, including leading marine propulsion products, parts and accessories and boat brands, and operate service and shared access businesses, including the world's largest boat club.
Our Propulsion segment manufactures and markets a full range of outboard, sterndrive and inboard engines, as well as propulsion-related controls, rigging and propellers. The Propulsion segment primarily markets under the Mercury Marine, Mercury, Mercury MerCruiser, Mariner, Mercury Racing and Mercury Diesel brands. These products are principally sold directly to independent boat builders, local, state and foreign governments, and Brunswick's Boat segment. In addition, the Propulsion segment sells outboard engines through a global network of more than 6,000 marine dealers and distributors, specialty marine retailers and marine service centers. In addition to marine engines and propulsion systems, Mercury Marine manufactures, markets and supplies propulsion-related controls, rigging and propellers. These products are designed for and sold to original equipment manufacturers (including Brunswick brands) and aftermarket retailers, distributors and distribution businesses.
Our Parts & Accessories segment (“P&A Segment”) consists of the Engine Parts and Accessories and the Advanced Systems Group operating segments, which are aggregated and presented as a single reportable segment. P&A Segment manufactures and markets parts and accessories, including engine parts and consumables, electrical products and boat parts and systems, and supplies parts and accessories through the distribution business. These products are designed for and sold mostly to aftermarket retailers, distributors and distribution businesses, as well as original equipment manufacturers (including Brunswick brands) for both marine and non-marine markets. Branded Engine Parts and Accessories include consumables, such as engine oils and lubricants, and are sold under the Mercury, Mercury Precision Parts, Quicksilver and Seachoice brands. Engine Parts and Accessories distribution businesses include Land ‘N’ Sea, Kellogg Marine Supply, Lankhorst Taselaar, BLA and Payne’s Marine Group. These businesses are leading distributors of both third party and Company marine parts and accessories throughout North America, Europe and Asia-Pacific, offering same-day or next-day delivery service to a broad array of marine service facilities. Brunswick formed the Advanced Systems Group (“ASG”) effective January 1, 2020. ASG includes the collection of brands acquired with Power Products in 2018 and certain other parts and accessories brands. ASG conducts business under the Ancor, Attwood, BEP, Blue Sea Systems, CZone, DelCity, Garelick, Lenco Marine, Marinco, Mastervolt, MotorGuide, NAUTIC-On, ParkPower, Progressive Industries, ProMariner and Whale brand names. ASG products include marine electronics and control systems, instruments, trolling motors, fuel systems and electrical systems, as well as specialty vehicle, mobile and transportation aftermarket products.
Our Boat segment consists of the Brunswick Boat Group (“Boat Group”), which designs, manufactures and markets the following boat brands and products: Sea Ray sport boats and cruisers; Bayliner sport cruisers and runabouts; Boston Whaler fiberglass offshore boats; Lund fiberglass fishing boats; Crestliner, Cypress Cay, Harris, Lowe, Lund and Princecraft aluminum fishing, utility, pontoon boats and deck boats; Heyday tow/wake boats; and Thunder Jet heavy-gauge aluminum boats. The Boat Group procures substantially all of its outboard engines, gasoline sterndrive engines and gasoline inboard engines from Brunswick’s Propulsion segment. The Boat Group includes the following boat brands based in Europe and Asia-Pacific: Quicksilver, Uttern and Rayglass (including Protector and Legend) that are typically equipped with Mercury Marine engines and often include other parts and accessories supplied by the Propulsion and P&A Segments.
Our Business Acceleration Group is dedicated to developing emerging and disruptive business models, focusing on services and subscriptions, engaging the next generation of boaters, and investing in early-stage innovative marine companies. Business Acceleration businesses include Freedom Boat Club, which we believe is the world's leading boat club network. The Business Acceleration Group also includes Boating Services Network, a dealer finance and ancillary service business unit that provides floor plan finance through Brunswick Acceptance Company (USA) and Brunswick Commercial Finance (Canada), retail finance through Blue Water Finance and Mercury Repower Finance, retail extended warranties under the Passport and Passport Premier brands through Brunswick Product Protection Corporation, retail insurance through Boater's Choice Insurance and close to 50 name brand marine dealer service providers through Brunswick Dealer Advantage.

Through our Brunswick Financial Services Corporation subsidiary, we own a 49 percent interest in a joint venture, Brunswick Acceptance Company, LLC (“BAC”). Under the terms of the joint venture agreement, BAC provides secured wholesale inventory floorplan financing to our boat and engine dealers.
Recent Developments
Acquisition of Marine Innovations
As previously disclosed in the Current Report on Form 8-K filed with the SEC on June 25, 2021 (the “June 25 Current Report”), we entered into a Purchase Agreement with Altor Group AB, West Street Capital Partners VII Investments, L.P., West Street Capital Partners VII Offshore Investments, L.P., West Street Capital Partners VII – Parallel, SLP, Nanna MFN AS and Nanna MFN II AS (collectively, the “Sellers”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement (the “Acquisition”), we agreed to acquire from Sellers, all of the issued and outstanding shares of Marine Innovations Group AS (“Marine Innovations” or “Navico”). The purchase price to be paid by us in connection with the Acquisition is $1.05 billion in cash, subject to certain downward adjustments for any Leakage (as defined in the Purchase Agreement) and certain transaction costs, and certain upward adjustments from the Locked Box Date (as defined in the Purchase Agreement) until receipt of certain required regulatory approvals, plus an additional cash payment at closing in connection with a tax election.
We expect to fund the Acquisition with a combination of cash on hand and the proceeds of this offering. In connection with the Purchase Agreement, we entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. (the “Committed Party”). Pursuant to the Commitment Letter, the Committed Party has committed to provide us with a 364-day senior unsecured bridge facility in an aggregate principal amount not to exceed $900.0 million (the “Bridge Facility”), subject to the terms and conditions set forth in the Commitment Letter. The Bridge Facility will be available to us to finance the Acquisition and to pay fees and expenses incurred in connection with the foregoing and for general corporate purposes of us and our subsidiaries. The Commitment Letter provides that the commitments under the Bridge Facility will be automatically reduced on a dollar-for-dollar basis by, among other things, the net cash proceeds of this offering.
The consummation of the Acquisition is expected to occur in the second half of 2021. Each party’s obligation to consummate the Acquisition is conditioned upon receipt of required regulatory approvals, including the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The Purchase Agreement also contains certain termination rights, including the right of either us or the Sellers to terminate the Purchase Agreement if the closing has not occurred on or before December 23, 2021. The Purchase Agreement further contains customary covenants, including certain customary interim operating restrictions on the conduct of Marine Innovations during the period from the execution of the Purchase Agreement to the closing of the Acquisition.
Navico is one of the largest global providers of marine electronics with a primary focus on recreational boating, providing navigation equipment, marine instruments and fish-finding equipment with brands that include Lowrance (freshwater fishing), Simrad (powerboating) and B&G (sailing). Headquartered in Norway, Navico employs over 2,000 people across 27 global locations. For the year ended December 31, 2020, approximately two-thirds of Navico’s revenue was derived from its aftermarket customers and the remainder from recreational and light commercial original equipment manufacturers. In the same period, and a majority of its revenue was derived from the Americas, approximately one-quarter was derived from Europe, the Middle East and Africa and the remainder from the Asia-Pacific region. For the twelve months ended May 31, 2021, Navico had revenue of over $450 million.
We believe the Navico acquisition complements our strategy of accelerating customer-centric innovation and technology in products and services, including through our Autonomy, Connectivity, Electrification & Shared Access (“ACES”) strategy, which aims to provide smart products within smart experiences. We expect Navico’s sensor technology, notably its radar and sonar, and its user interface, to advance our ACES strategy.
The foregoing description of the Acquisition is not complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to the June 25 Current Report and is incorporated herein by reference.

Amendment and Restatement of Revolving Facility
On July 16, 2021, we entered into an Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) that amended and restated the prior credit agreement governing our revolving credit facility (the “Revolving Facility”). The Revolving Credit Agreement provides for increased revolving commitments to $500.0 million of borrowing capacity and is in effect through July 16, 2026. The Revolving Credit Agreement also amends the maximum leverage ratio to provide greater flexibility in connection with certain qualified acquisitions and makes certain other changes. See “Description of Other Indebtedness—Revolving Facility”.
Concurrent Debt Tender Offer
On August 4, 2021, we commenced cash tender offers (the “Tender Offers”) for any and all of our outstanding 7.375% Debentures due September 1, 2023 (the “2023 Debentures”) and our 7.125% Notes due August 1, 2027 (the “2027 Senior Notes” and, together with the 2023 Debentures, the “Existing Notes”), pursuant to the offer to purchase, dated as of August 4, 2021 (the “Offer to Purchase”).
The Tender Offers will expire at 5:00 p.m., New York City time, on August 10, 2021, unless extended or earlier terminated. We intend to use cash on hand to consummate the Tender Offers and pay fees and expenses associated therewith. The Tender Offers are subject to specified conditions but are not conditioned upon completion of this offering, and this offering is not conditioned upon any specific results of the Tender Offers. We cannot assure you that the Tender Offers will be completed in accordance with their terms, or at all, or that any minimum amount of debt securities will be repurchased pursuant thereto. Nothing in this offering memorandum shall be construed as an offer to purchase any of the Existing Notes that are subject to the Tender Offers. The Tender Offers are being made only to the recipients of, and upon the terms and conditions set forth in, the Offer to Purchase. We may amend the Tender Offers in any respect, including waiving any condition to the Tender Offers, subject to applicable law.
Risk Factors
Investment in the Notes involves risks. You should carefully consider the information under “Risk Factors”, the information under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our quarterly report on Form 10-Q for the quarter ended July 3, 2021 and all other information in the prospectus and the documents incorporated by reference herein.

The Offering
The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, you should carefully read the section of this prospectus supplement entitled “Description of the Notes”.
Issuer
Brunswick Corporation
Notes offered
$   million aggregate principal amount of   % Senior Notes due 20
$   million aggregate principal amount of   % Senior Notes due 20
Issue date
   , 2021
Maturity
The 20  Notes will mature on   , 20  .
The 20  Notes will mature on   , 20  .
Interest rate
The 20  Notes will bear interest from the date of original issue until maturity at a rate of   % per year.
The 20  Notes will bear interest from the date of original issue until maturity at a rate of   % per year.
Interest payment dates
Interest on the Notes will be payable semi-annually in arrears on     and    , commencing on    , 2022. If an interest payment date falls on a day other than a business day, the applicable interest payment will be made on the next business day, and no additional interest will accrue as a result of such delayed payment.
Ranking
The Notes:
•	will be our unsecured unsubordinated obligations;
•	will rank equally and ratably with all our existing and future unsecured unsubordinated indebtedness;
•	will be senior to any of our future subordinated indebtedness;
•	will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness; and
•
will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and any borrowings by a subsidiary under the Credit Facilities (as defined below).

As of July 3, 2021, on an as adjusted basis to give effect to the issuance of the Notes offered hereby, assuming we use the net proceeds of this offering, together with cash on hand, to fund the Acquisition as set forth under “Use of Proceeds” and “Capitalization”:
•	we would have had outstanding approximately $ million of indebtedness, including $6.2 million of secured indebtedness;

•
we would have had no borrowings under the Revolving Credit Agreement (as defined and described in “Description of Other Indebtedness” and, together with the Term Loan Facility and Bridge Facility, each as defined and described in “Description of Other Indebtedness”, the “Credit Facilities”), and, on an as adjusted basis after giving effect to the increase in revolving commitments described in “Summary—Recent Developments—Amendment and Restatement of Revolving Facility”, we would have had $497.2 million of availability under the Revolving Credit Agreement (after giving effect to $2.8 million of outstanding letters of credit); and

•	our subsidiaries would have had outstanding $8.1 million of indebtedness and other liabilities.
The foregoing amounts do not include any liabilities to be assumed in the Acquisition. See “Use of Proceeds” and “Capitalization”.
Although our obligations under the Credit Facilities currently are not guaranteed by any of our subsidiaries, if any of our subsidiaries guarantees specified indebtedness, certain of our domestic subsidiaries may be required to guarantee our obligations under the Term Loan Facility. In addition, certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us and any such subsidiary borrowing would be structurally senior to the Notes.
Special mandatory redemption of the Notes
The completion of this offering is not contingent on the consummation of the Acquisition. If (i) the consummation of the Acquisition does not occur prior to 11:59 p.m., New York City time, on December 23, 2021, (ii) we notify the Trustee and the holders of the Notes that we will not pursue the consummation of the Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Acquisition (each of (i), (ii) and (iii), a “Special Mandatory Redemption Trigger”), we will be required to redeem all of the Notes then outstanding on the date of the special mandatory redemption (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Notes then outstanding, plus accrued and unpaid interest, if any, to, but not including, the date of the Special Mandatory Redemption. The date of the Special Mandatory Redemption shall be on or about the tenth business day (subject to the applicable procedures of The Depository Trust Company (“DTC”)) following the transmission of a notice of Special Mandatory Redemption, which shall be transmitted no later than two business days after the occurrence of a Special Mandatory Redemption Trigger. There is no

escrow account for or security interest in the proceeds of this offering for the benefit of holders of the Notes in the event of a Special Mandatory Redemption Trigger. See “Description of the Notes—Special Mandatory Redemption”.
Optional redemption
The 20  Notes are not redeemable prior to    ,  .
We may redeem the 20  Notes, in whole or in part, at any time and from time to time prior to maturity. If we elect to redeem the 20  Notes at any time prior to the applicable Par Call Date (as defined below), we will pay a redemption price equal to the greater of:
(i)	100% of the principal amount of the Notes of such series to be redeemed, or
(ii)	the sum of the present values of the Remaining Scheduled Payments (as defined in “Description of the Notes—Optional Redemption”), plus, in each case, any accrued and unpaid interest on the respective series of notes to be redeemed to, but not including, the applicable date of redemption.
On or after the applicable Par Call Date, we may, at our option, redeem the 20  Notes and the 20  Notes, in whole or in part at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the applicable notes to be redeemed to, but not including, the date of redemption.
For purposes hereof, “Par Call Date” means (i) with respect to the 20  Notes,   , 20  (the first anniversary of the issue date of the 20  Notes); and (ii) with respect to the 20  Notes,   , 20  (the date that is  months prior to the maturity of the 20  Notes).
Change of control triggering event
If we experience a change of control triggering event with respect to a series of Notes, as described in this prospectus supplement, each holder of such series of Notes may require us to repurchase some or all of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”.
Covenants
The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
•	incur debt secured by liens on Principal Property (as defined in “Description of the Notes—Certain Definitions”) or shares of capital stock of restricted subsidiaries;
•	enter into sale and leaseback transactions in respect of Principal Property; or

•	merge or consolidate with another entity or sell, transfer or lease our property and assets substantially as an entirety to another person.
These covenants are subject to important exceptions and qualifications. See “Description of the Notes” in this prospectus supplement.
Use of proceeds
We estimate that our net proceeds from this offering, after deducting underwriting discounts, but before deducting expenses and fees, will be approximately $   million. We intend to use the net proceeds of this offering, together with cash on hand, to fund the Acquisition as set forth under “Use of Proceeds” and “Capitalization” and, to the extent of any remaining proceeds, consistent with our previously disclosed capital strategy, for general corporate purposes. See “Use of Proceeds”.
Denominations
The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
No listing
We do not intend to apply to list the Notes on any securities exchange or for quotation on any automated dealer quotation system.
Risk factors
Investment in the Notes involves certain risks. You should carefully consider the information in the section entitled “Risk Factors” and all other information included or incorporated by reference in this prospectus supplement before investing in the Notes.
Form of Notes
The Notes will be represented by global securities that will be deposited with or on behalf of, and registered in the name of, DTC or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.
Governing Law
The Notes and the indenture under which the Notes are being issued will be governed by and construed in accordance with the laws of the State of New York.
Trustee
U.S. Bank National Association.

Summary Consolidated Financial Information
We have provided the following summary historical financial information for your reference. We have derived the summary financial information for each of the years ended December 31, 2018 through December 31, 2020, from our audited consolidated financial statements incorporated by reference into this prospectus supplement, and we have derived the summary financial information for each of the six months ended June 27, 2020 and July 3, 2021 from our unaudited financial statements incorporated by reference into this prospectus supplement. The summary financial information for each of the six months ended June 27, 2020 and July 3, 2021 includes all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the six months ended July 3, 2021 are not necessarily indicative of the results for our full fiscal year ending December 31, 2021.
This summary financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2020, and our quarterly report on Form 10-Q for the quarter ended July 3, 2021, which are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.
($ in millions) Results of Operations Data:	Year Ended December 31,			Six Months Ended,
	2020	2019	2018	July 3, 2021	June 27, 2020
Net sales	$4,347.5	$4,108.4	$4,120.9	$2,988.0	$1,953.3
Operating earnings	539.3	471.0	355.5	482.1	210.2
Earnings before interest and income taxes	538.8	183.4	358.9	480.5	212.9
Earnings before income taxes	472.7	110.7	310.7	451.4	177.9
Net earnings from continuing operations	374.7	30.4	253.4	348.8	141.9
Net earnings (loss) from discontinued operations, net of tax	(2.0)	(161.4)	11.9	(0.1)	(2.2)
Net earnings (loss)	372.7	(131.0)	265.3	348.7	139.7
($ in millions) Balance Sheet Data (end of period):	Year Ended December 31,			Six Months Ended,
	2020	2019	2018	July 3, 2021	June 27, 2020
Total cash and short-term investments in marketable securities	$587.0	$332.7	$304.2	$600.7	$553.9
Total assets	3,770.6	3,564.4	4,291.5	4,138.5	3,739.1
Short-term debt and current maturities of long-term debt	43.1	41.3	41.3	43.5	225.3
Long-term debt	908.3	1,068.0	1,179.5	832.0	1,060.4
Total liabilities	951.4	1,109.3	1,220.8	2,369.0	2,374.7
Shareholders’ equity	1,510.0	1,300.9	1,582.6	1,769.5	1,364.4
Total capitalization(1)	2,461.4	2,410.2	2,803.4	2,601.5	2,424.8
($ in millions) Other Financial Data:	Year Ended December 31,			Six Months Ended,
	2020	2019	2018	July 3, 2021	June 27, 2020
Adjusted EBITDA(2)	$732.1	$670.6	$627.7	$594.0	$302.6
(1)	We define total capitalization as the sum of long-term debt and shareholders’ equity.
(2)
We define Adjusted EBITDA, a non-GAAP financial measure, as net earnings from continuing operations plus (i) income tax provision, (ii) interest (income) expense, (iii) depreciation and amortization expense, (iv) equity (earnings), (v) pension settlement (benefit) charge, (vi) transaction financing charges, (vii) other expense, net and (viii) certain other items. These other items consist of (i) restructuring, exit and impairment expense, (ii) purchase accounting amortization, (iii) acquisition, integration and IT related costs, (iv) Sport Yacht & Yachts adjustment, (v) gain on sale of assets and (vi) Palm Coast reclassified from held for sale. We present Adjusted EBITDA because we believe that investors consider it to be an important supplemental measure of performance, and we believe that this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Set forth below is a reconciliation of Adjusted EBITDA to net earnings from continuing operations, which is the most comparable figure calculated in accordance with GAAP.
($ in millions)	Year Ended December 31,			Six Months Ended,
	2020	2019	2018	July 3, 2021	June 27, 2020
Net earnings from continuing operations	$374.7	$30.4	$253.4	$348.8	$141.9
Income tax provision	98.0	80.3	57.3	102.6	36.0
Interest expense, net	66.1	72.7	43.1	29.1	35.0
Depreciation and amortization	153.4	138.7	124.0	84.6	72.2
Equity earnings	(4.5)	(7.3)	(7.7)	(1.2)	(2.9)
Pension settlement (benefit) charge	(1.1)	292.8	—	—	—
Transaction financing charges	—	—	5.1	—	—
Other expense, net	6.1	2.1	4.3	2.8	0.2

Restructuring, exit and impairment	4.1	18.8	54.8	0.7	2.5
Purchase accounting amortization	30.1	29.5	21.2	15.1	15.1
Sport Yacht & Yachts	—	7.8	58.4	3.8	—
Acquisition, integration and IT related costs	5.4	4.8	13.8	8.4	2.6
Palm Coast reclassified from held-for-sale	—	—	—	0.8	—
Gain on sale of assets	—	—	—	(1.5)	—
Adjusted EBITDA	$732.1	$670.6	$627.7	$594.0	$302.6

RISK FACTORS
An investment in the Notes is subject to various risks. In addition to the other information contained elsewhere or incorporated by reference in the prospectus, you should carefully consider the following risk factors, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our quarterly report on Form 10-Q for the quarter ended July 3, 2021 before you decide to invest in the Notes.
Risks Related to the Notes
Our indebtedness may impair our financial condition and prevent us from fulfilling our obligations under the Notes and our other debt instruments.
As of July 3, 2021, on an as adjusted basis as described under “Capitalization” and “Use of Proceeds”, our total outstanding debt, excluding unused commitments made by lenders, would have been approximately $    million, of which amount $6.2 million would have been secured. In addition, on an as adjusted basis after giving effect to the increase in revolving commitments described in “Summary—Recent Developments—Amendment and Restatement of Revolving Facility”, we would have had $497.2 million of availability under our Credit Facilities (after giving effect to $2.8 million of outstanding letters of credit). See “Capitalization”.
Our indebtedness could have important consequences to you, including:
•	making it more difficult for us to satisfy our obligations with respect to the Notes;
•	limiting our ability to execute our growth strategy, pursue acquisitions, fund capital expenditures and working capital, meet debt service requirements and other purposes;
•
requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our strategy and other general corporate purposes;

•
making us more vulnerable to adverse changes in general economic, industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with those of our competitors that have less debt; and
•
exposing us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as refinancing or restructuring our indebtedness, selling assets or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.
There are limited covenants and protections in the Indenture.
Other than the covenants described under “Description of the Notes—Certain Covenants”, the Indenture does not contain any provisions that would limit our ability to incur secured indebtedness or undertake corporate restructurings or other activities that could significantly increase our leverage. In addition, the Indenture does not limit our ability to incur additional unsecured indebtedness, pay dividends, make distributions or repurchase shares of our common stock. The Indenture also does not limit our ability to incur debt that is secured by assets other than our Principal Properties or capital stock of our restricted subsidiaries. Any such transaction could adversely affect our ability to make required principal and interest payments on our indebtedness, including the Notes.

The Notes will be effectively subordinated to any secured indebtedness of our Company to the extent of the value of the property securing that indebtedness.
The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to any secured debt we may incur in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our Company, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the Notes only after any secured debt has been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.
The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries and to any of our debt that our subsidiaries guarantee.
The Notes will be our obligations exclusively and will not be guaranteed by any of our subsidiaries. Because we conduct some operations through subsidiaries, our cash flow and our consequent ability to service our debt, including the Notes, are dependent in part on the earnings of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay any amounts under the Notes or make any amounts available for such payments.
As a result, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be subordinated to any security interests in, or mortgages on, the assets of that subsidiary and would be subordinate to any debt of that subsidiary that is senior to that held by us.
Although our obligations under the Credit Facilities currently are not guaranteed by any of our subsidiaries, if any of our subsidiaries guarantees specified indebtedness, certain of our domestic subsidiaries may be required to guarantee our obligations under the Term Loan Facilities. In addition, certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us, and any such subsidiary borrowing would be structurally senior to the Notes.
The Notes will also be effectively subordinated to all of our future debt that is guaranteed by our subsidiaries to the extent of those guarantees. In the event of our bankruptcy, liquidation or similar proceeding, the holders of any such guaranteed debt would be entitled to require the subsidiaries providing a guarantee of that debt to pay such debt, while holders of the Notes would not have any similar rights against applicable subsidiaries.
As of July 3, 2021, on an actual basis and without giving effect to the Acquisition, our subsidiaries had $8.1 million in aggregate principal amount of indebtedness and other liabilities.
Restrictions in our Credit Facilities may limit our activities.
Our Credit Facilities contain restrictive covenants, including covenants requiring us to maintain a specified interest coverage ratio and leverage ratio. Our ability to meet these financial ratios can be affected by events beyond our control, and these covenants may restrict our ability to engage in transactions that would otherwise be in our best interests. See “Description of Other Indebtedness”.
A breach of the covenants or other terms of our Credit Facilities could result in an event of default under either or both Credit Facilities. Such an event of default may allow the lenders under the applicable Credit Facility to accelerate the debt outstanding thereunder and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under any Credit Facility would permit the lenders under such facility to terminate all commitments to extend further credit under such facility. In the event that our lenders accelerate the repayment of our borrowings under the Credit Facilities, we and our subsidiaries may not have sufficient assets to repay that indebtedness.
We may choose to redeem the Notes prior to maturity.
We may redeem all or a portion of the 20  Notes at any time after     , and all or a portion of the 20 Notes at any time or from time to time at specified redemption prices. See “Description of the

Notes—Optional Redemption”. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.
We may not be able to repurchase the Notes upon a change of control triggering event, which could result in a default under the Notes.
Unless we exercise our right to redeem the Notes, we will be required to offer to repurchase the Notes upon the occurrence of a change of control triggering event, as described in this prospectus supplement. If we experience a change of control triggering event, we may not have sufficient financial resources available to satisfy our obligations to repurchase the Notes. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and you. Such an event of default may cause the acceleration of our other debt, including debt under our Credit Facilities. Our Credit Facilities contain, and future debt also may contain, restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the Indenture. See “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”.
The Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell the Notes.
The Notes are a new issuance of securities with no established trading market. We do not intend to apply to list the Notes on any securities exchange or for quotation on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that an active or liquid trading market will develop for the Notes of any series. If an active trading market does develop, the Notes may trade at prices lower than the offering price. The trading price of the Notes will depend on many factors, including:
•	prevailing interest rates;
•	the market for similar securities;
•	general economic and financial market conditions;
•	our issuance of debt or preferred equity securities; and
•	our financial condition, results of operations and prospects.
A ratings decline could adversely affect the value of the Notes.
We expect the Notes to be rated by one or more nationally recognized statistical rating organizations. The ratings of the Notes will primarily reflect a rating agency’s view of our financial strength and prospects and will change in accordance with the assessment by such ratings agency of our financial strength and prospects. A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the Notes may not reflect the potential impact of all risks related to any trading market for, or trading value of, the Notes. Our ratings may be downgraded as a result of any future changes in Brunswick’s business. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs, in particular in the event that the Notes are rated below investment grade by any ratings agency.
In the event of a Special Mandatory Redemption, holders of the Notes may not obtain their expected return on such Notes.
If we redeem the Notes pursuant to the Special Mandatory Redemption provisions, holders of those notes may not obtain their expected return on the Notes and may not be able to reinvest the proceeds from such Special Mandatory Redemption in an investment that results in a comparable return. In addition, as a result of the Special Mandatory Redemption provisions of the Notes, the trading prices of those Notes may not reflect the financial results of our business or macroeconomic factors. Holders of the Notes will have no rights under the

Special Mandatory Redemption provisions as long as the Acquisition closes, nor will they have any rights to require us to repurchase or redeem their Notes if, between the closing of this offering and the closing of the Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Purchase Agreement change, including in material respects.
We may be unable to redeem any or all of the Notes in the event of the Special Mandatory Redemption.
The closing of this offering is not conditioned upon, and is expected to be consummated before, the consummation of the Acquisition, which is expected to occur in the second half of 2021. The Acquisition may not be consummated within the time frame specified under “Description of the Notes—Special Mandatory Redemption” or at all. If a Special Mandatory Redemption Trigger has occurred, we must redeem all of the Notes at a redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the date of the Special Mandatory Redemption. We are not obligated to place the net proceeds from the sales of the Notes in escrow prior to the consummation of the Acquisition or to provide a security interest in those proceeds, and the indenture governing the Notes imposes no restrictions on our use of these proceeds during that time. Accordingly, we may need to fund the Special Mandatory Redemption using proceeds that we have voluntarily retained and from other sources of liquidity. In the event of a Special Mandatory Redemption, we may not have sufficient funds to purchase any or all of the Notes, which would constitute an event of default under the indenture, which could result in defaults under certain of our other existing or future debt agreements and have material adverse consequences for us and the holders of the Notes.
Risks Related to Marine Innovations Acquisition
The inability to successfully integrate new acquisitions, including Marine Innovations, could negatively impact financial results.
On June 23, 2021, we entered into the Purchase Agreement to acquire Marine Innovations, which includes the marine electronics and sensors businesses. Acquisitions pose risks, such as our ability to project and evaluate market demand; maximize potential synergies and cost savings; make accurate accounting estimates; and achieve anticipated business objectives. The Marine Innovations acquisition and other, future acquisitions, present these and other integration risks, including:
•	disruptions in core, adjacent, or acquired businesses that could make it more difficult to maintain business and operational relationships, including customer and supplier relationships;
•	the possibility that the expected synergies and value creation will not be realized or will not be realized within the expected time period;
•	the risk that unexpected costs will be incurred;
•	diversion of management attention; and
•	difficulties retaining employees.
If we fail to timely and successfully integrate new businesses, including Marine Innovations, into existing operations, we may see higher production costs, lost sales, or otherwise diminished earnings and financial results.
We could be subject to new risks, known and unknown, relating to the acquisition of Marine Innovations and its global operations.
We may experience risks, losses and damages associated with the acquisition of Marine Innovations and its global operations. Marine Innovations currently has operations in 18 countries around the world. However, Marine Innovations has not operated as a public company in the United States, and it has not been required to comply with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”). The risks we could face include the following:
•
the Acquisition may lead to the incurrence of costs to review, upgrade and integrate Marine Innovations’ systems with our compliance and reporting systems. For example, Sarbanes-Oxley requires public companies to have and maintain effective internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements and to have management report on the effectiveness of those controls on an annual basis. The process of integrating Marine Innovations and its subsidiaries into our internal control over financial reporting could require significant time and effort from our management and other personnel and could increase our compliance costs;
•
the Acquisition involves the inherent risk of liabilities, and these liabilities may prove more costly or produce more adverse effects than we anticipate, such as actual or potential litigation and regulatory matters. In addition, in the course of the due diligence review of Marine Innovations, we may not have discovered, or may have been unable to quantify, undisclosed liabilities of Marine Innovations, and we may not be indemnified for any of these liabilities. Any such liabilities could have an adverse effect on our business, results of operations, financial condition and cash flows and on the value of our common stock following the completion of the Marine Innovations acquisition; and

•
the Acquisition involves risks relating to legal, labor, employment, tax and other issues in jurisdictions around the world, including jurisdictions where we do not currently operate. Our costs of complying with these new laws and regulations may increase in the future, including due to expansion of our business into new geographic markets and because governmental authorities may impose additional regulations, fees and taxes on us. Any future regulatory requirements could cause an increase in our liabilities or operating expenses.

Any of these risks associated with the acquisition of Marine Innovations and its global operations could have a material adverse impact on our business, results of operations, and financial condition.

USE OF PROCEEDS
We estimate that our net proceeds from this offering, after deducting underwriting discounts, but before deducting expenses and fees, will be approximately $     million. We intend to use the net proceeds of this offering, together with cash on hand, to fund the Acquisition and, to the extent of any remaining proceeds, consistent with our previously disclosed capital strategy, for general corporate purposes. See “Capitalization”.

CAPITALIZATION
The following table sets forth our unaudited capitalization as of July 3, 2021, (i) on an actual basis and (ii) on an as adjusted basis to give effect to the consummation of this offering and the use of proceeds thereof, together with cash on hand, to fund the Acquisition. The As Adjusted column does not give effect to (i) the consummation of the concurrent Tender Offers or the Acquisition or (ii) any pro forma impact of the Acquisition, other than the effect on our cash and short-term investments of the payment of the purchase price in respect thereof.
This table should be read in conjunction with “Summary—Summary Consolidated Financial Information” and our consolidated financial statements and related notes incorporated by reference in the prospectus. See “Where You Can Find More Information” in the accompanying prospectus.
	July 3, 2021
	Actual	As Adjusted
($ in millions)
Total cash and short-term investments in marketable securities(A)	$600.7	$
Indebtedness:
Short-term debt, including current maturities of long-term debt	43.5	43.5
Long-term debt	832.0
Revolving Facility(B)	—	—
5-Year Facility, net of debt issuance costs of $0.3	73.5	73.5
2.0% Loan with Fond du Lac County Economic Development Corporation due 2021, net of discount of $0.4 and debt issuance costs of $0.0	6.2	6.2
7.375% Debentures due 2023, net of discount of $0.1 and debt issuance costs of $0.1(C)	104.3	104.3
7.125% Notes due 2027, net of discount of $0.2 and debt issuance costs of $0.3	162.7	162.7
Senior Notes due 20 offered hereby	—
Senior Notes due 20 offered hereby	—
Notes, various up to 6.8% payable through 2028	8.1	8.1
6.500% Senior Notes due 2048, net of debt issuance costs of $7.8	177.2	177.2
6.625% Senior Notes due 2049, net of debt issuance costs of $4.1	120.9	120.9
6.375% Senior Notes due 2049, net of debt issuance costs of $7.4	222.6	222.6
Total debt	875.5
Shareholders’ equity:
Total shareholders’ equity	$1,769.5	$
Total capitalization(D)	$2,601.5	$
(A)	Includes $590.2 million of cash and cash equivalents, $9.7 million of restricted cash and $0.8 million of short-term investments in marketable securities on an actual basis.
(B)
As of July 3, 2021, on an as adjusted basis after giving effect to the increase in revolving commitments described in “Summary—Recent Developments—Amendment and Restatement of Revolving Facility”, we would have had availability under the Revolving Facility of $497.2 million (after giving effect to $2.8 million of outstanding letters of credit under the Revolving Facility). The Revolving Facility includes provisions to add an additional $100.0 million of borrowing capacity, subject to lender approval. See “Description of Other Indebtedness”.

(C)	Includes the estimated aggregate fair values related to fixed-to-floating interest rate swaps.
(D)	We define total capitalization as the sum of long-term debt and shareholders’ equity.

DESCRIPTION OF OTHER INDEBTEDNESS
The Company is party to the Revolving Facility, the Term Loan Facility and the Bridge Facility (each as defined below), collectively referred to in this prospectus supplement as the “Credit Facilities”.
Revolving Facility
On July 16, 2021, the Company entered into an Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) with certain wholly owned subsidiaries of the Company as subsidiary borrowers and lenders as parties, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent. The Revolving Credit Agreement amended and restated the Company’s prior credit agreement, dated as of March 21, 2011, as amended and restated as of June 26, 2014, as further amended and restated as of June 30, 2016, as further amended as of July 13, 2018, as further amended and restated as of September 26, 2018 and as further amended as of November 12, 2019. The Revolving Credit Agreement provides for increased revolving commitments to $500.0 million of borrowing capacity (the “Revolving Facility”) and is in effect through July 16, 2026. As of July 3, 2021, no borrowings were outstanding, and, on an as adjusted basis after giving effect to the increase in revolving commitments described above, available borrowing capacity totaled $497.2 million, net of $2.8 million of letters of credit outstanding under the Revolving Facility.
The Revolving Facility includes provisions to add an additional $100.0 million of borrowing capacity and to extend the facility for two additional one-year extensions, at any time, subject to lender approval. As of July 3, 2021, we pay a facility fee of 15 basis points per annum. The facility fee per annum will be within a range of 12.5 to 30.0 basis points based on the senior, unsecured, non-credit-enhanced debt ratings of the Company by S&P Global Ratings, Fitch Ratings, Inc. and Moody’s Investors Service, Inc. (the “Ratings”) and our leverage ratio. Under the terms of the Revolving Facility, we have two borrowing options for borrowings that are denominated in U.S. dollars, including borrowing at a rate tied to adjusted LIBOR plus a variable margin currently equal to 130.00 basis points (the “LIBOR Option”) or a base rate plus a variable margin currently equal to 30.00 basis points. For borrowings that are denominated in euros, only the LIBOR Option is available. We have one borrowing option for borrowings that are denominated in pounds sterling under which borrowings will be at a rate tied to the Sterling Overnight Index Average (“SONIA”) plus a variable margin currently equal to 133.26 basis points. The margins are based on the Ratings and our leverage ratio, with a range of 100.00 to 170.00 basis points for LIBOR borrowings, a range of 0.00 to 70.00 basis points for base rate borrowings and a range of 103.26 to 173.26 basis points for SONIA rate borrowings. Other than outstanding letters of credit of $2.8 million, which reduce availability under the Revolving Facility on a dollar-for-dollar basis, we had no amounts outstanding under the Revolving Facility as of July 3, 2021.
Our obligations under the Revolving Facility are not guaranteed by any of our subsidiaries. Certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us and any such subsidiary borrowing would be structurally senior to the Notes.
We are required to maintain compliance with two financial covenants included in the Revolving Facility: a minimum interest coverage ratio and a maximum leverage ratio. The maximum leverage ratio, as defined in the Revolving Facility, is not permitted to be more than 4.00 to 1.00 during a Qualified Acquisition Period (as defined below) and 3.50 to 1.00 at all other times. A “Qualified Acquisition Period” is the twelve-month period following the consummation of an acquisition larger than $500.0 million that we designate as a “Qualified Acquisition”, and only two qualifying acquisitions may be so designated during the term of the Revolving Facility. The minimum interest coverage ratio, as defined in the Revolving Facility, is not permitted to be less than 3.00 to 1.00. Our borrowing capacity may be adversely affected by these financial covenants. As of July 3, 2021, we were in compliance with the financial covenants in the Revolving Facility.
The Revolving Facility contains affirmative and negative covenants that, among other things, limit or restrict the ability of any of our subsidiaries (other than loan parties) to incur additional indebtedness and guarantee indebtedness, and limit or restricts our ability (as well as the ability of our subsidiaries) to enter into sale and leaseback transactions, incur liens, enter into transactions with affiliates, alter the businesses we conduct and consolidate, merge or sell all or substantially all of our assets.

The Revolving Facility contains customary events of default, such as payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments, certain events under the Employee Retirement Income Security Act of 1974, as amended, a change in control, failure of a loan guaranty, certain environmental liabilities and termination of certain agreements.
Term Loan Facility
We are party to a Term Loan Credit Agreement (as amended as of September 26, 2018, the “Term Loan Credit Agreement”), among the Company, the lenders party thereto and JPMorgan, as administrative agent. The Term Loan Credit Agreement provides for term loans in an aggregate principal amount of $800.0 million (the “Term Loans”), consisting of (a) a $300.0 million 364-day tranche (the “364-Day Facility”), (b) a $150.0 million 3-year tranche (the “3-Year Facility”) and (c) a $350.0 million 5-year tranche (the “5-Year Facility” and, together with the Bridge Facility and the 3-Year Facility, the “Term Loan Facilities”). Loans under the 364-Day Facility and the 3-Year Facility have been repaid in full.
The Term Loans under the 5-Year Facility will mature on the earlier to occur of (i) August 9, 2023 and (ii) the date on which the maturity of the Term Loans is accelerated in accordance with the terms of the Term Loan Credit Agreement.
At the election of the Company, the Term Loans under the 5-Year Facility bear interest at a per annum rate equal to adjusted LIBOR or the base rate (in each case determined in accordance with terms of the Term Loan Credit Agreement), plus a margin that fluctuates between 137.5 basis points and 250.0 basis points in the case of loans priced at adjusted LIBOR, and between 37.5 basis points and 150.0 basis points in the case of loans priced at the base rate, in each case based on the senior, unsecured, non-credit-enhanced debt ratings of the Company from S&P Global Ratings and Moody’s Investors Service, Inc. The margins are based on the Ratings, with a range of 137.5 to 250.0 basis points for LIBOR rate borrowings and a range of 37.5 to 150.0 basis points for base rate borrowings.
The Term Loan Facility contains certain customary representations and warranties, affirmative and negative covenants and events of default. Negative covenants include, among others, limitations on the incurrence of indebtedness by our subsidiaries (other than any loan party) and limitations on our ability (as well as the ability of our subsidiaries) to enter into sale and leaseback transactions, incur liens, enter into transactions with affiliates, alter the businesses we conduct and consolidate, merge or sell all or substantially all of our assets. In addition, the Term Loan Facility requires that the Company maintain a maximum leverage ratio, as defined in the Term Loan Facility, of no greater than 3.50 to 1.00, and a minimum interest coverage ratio, as defined in the Term Loan Facility, of not less than 3.00 to 1.00.
Loan with Fond du Lac County Economic Development Corporation
As of July 3, 2021, we had outstanding $6.2 million in aggregate principal amount under our loan agreement with the Fond du Lac County Economic Development Corporation. Borrowings under this loan accrue interest at a rate of 2% per year. As provided under the terms of this loan agreement, which is secured by our property located in Fond du Lac, Wisconsin, up to a maximum of 43% of the principal due annually can be forgiven if we achieve certain employment targets as set forth in the agreement. The amount of loan forgiveness is based on average employment levels at the end of the previous four quarters. Total loan forgiveness was $2.1 million, or 43% of the principal due, for the twelve months ended July 3, 2021.
October 2048 Senior Notes
In October 2018, we issued an aggregate principal amount of $185.0 million of our 6.500% Senior Notes due October 15, 2048 (the “October 2048 Senior Notes”) in a public offering, which resulted in aggregate net proceeds to us of $176.5 million, after deducting commissions and estimated expenses. Net proceeds from the offering of the October 2048 Senior Notes were used, together with cash on hand, to prepay $185.0 million of Term Loans under the 364-Day Facility. The October 2048 Senior Notes bear interest at a rate of 6.500% per annum, payable in arrears on January 15, April 15, July 15 and October 15 of each year.
The October 2048 Senior Notes are not redeemable at our option prior to October 15, 2023. On or after October 15, 2023, we may, at our option, redeem the October 2048 Senior Notes, at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the October 2048 Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The terms of the October 2048 Senior Notes contain negative covenants that are substantially the same as those of the Notes offered hereby.
January 2049 Senior Notes
In December 2018, we issued an aggregate principal amount of $125.0 million of our 6.625% Senior Notes due January 15, 2049 (the “January 2049 Senior Notes”) in a public offering, which resulted in aggregate net proceeds to us of $120.5 million, after deducting commissions and estimated expenses. Net proceeds from the offering of the January 2049 Senior Notes were used to prepay the remaining $115.0 million of Term Loans under the 364-Day Facility. The January 2049 Senior Notes bear interest at a rate of 6.625% per annum, payable in arrears on January 15, April 15, July 15 and October 15 of each year.
The January 2049 Senior Notes are not redeemable at our option prior to January 15, 2024. On or after January 15, 2023, we may, at our option, redeem the January 2049 Senior Notes, at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the January 2049 Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The terms of the January 2049 Senior Notes contain negative covenants that are substantially the same as those of the Notes offered hereby.
April 2049 Senior Notes
In March 2019, we issued an aggregate principal amount of $230.0 million of our 6.375% Senior Notes due April 2049 (the “April 2049 Senior Notes”) in a public offering, which resulted in aggregate net proceeds to us of $222.0 million, after deducting commissions and estimated expenses. Net proceeds from the offering of the April 2049 Senior Notes were used to prepay all of the 3-Year Facility and for general corporate purposes. The April 2049 Senior Notes bear interest at a rate of 6.375% per annum, payable in arrears on January 15, April 15, July 15 and October 15 of each year.
We may, at our option, redeem the April 2049 Senior Notes on or after April 15, 2024, either in whole or in part, at a redemption price equal to 100% of the principal amount of the April 2049 Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The terms of the April 2049 Senior Notes contain negative covenants that are substantially the same as those of the Notes offered hereby.
CP Program
In December 2019, we entered into an unsecured commercial paper program (the “CP Program”) pursuant to which we may issue short-term unsecured commercial paper notes (“CP Notes”). Amounts available under the CP Program may be borrowed, repaid and re-borrowed from time to time, with the aggregate principal amount of CP Notes outstanding under the CP Program at any time not to exceed the lower of $300.0 million or the available borrowing amount under the Revolving Facility. The maturities of the CP Notes will vary but may not exceed 397 days from the date of issue. The CP Notes will be sold under customary terms in the commercial paper market and will be issued at a discount from par or, alternatively, will be issued at par and bear varying interest rates on a fixed or floating basis. As of July 3, 2021, there were no borrowings under the CP Program.
Other Notes
As of July 3, 2021, we had outstanding $103.1 million in aggregate principal amount of our 7.375% Debentures due 2023 and $163.2 million in aggregate principal amount of our 7.125% Notes due 2027. The outstanding 2023 Debentures and the 2027 Notes are the subjects of the Tender Offers. See “Summary—Recent Developments—Concurrent Debt Tender Offers”.
The 2023 Debentures and 2027 Senior Notes are unsecured, unsubordinated obligations of the Company and rank equally and ratably with all future unsecured and unsubordinated indebtedness. We may, at our option, redeem in whole or in part at any time the 2027 Senior Notes at redemption prices to be determined in accordance with the terms thereof. The respective indentures for the 2023 Debentures and 2027 Notes contain covenants that impose restrictions on our ability to incur certain secured debt, enter into sale and leaseback transactions, and engage in certain other transactions, such as mergers, consolidations and sales, transfers or leases of all or substantially all of our assets.
In addition, as of July 3, 2021, our subsidiaries had an additional $8.1 million in aggregate principal amount of notes outstanding with various interest rates up to 6.75% payable through 2028.

DESCRIPTION OF THE NOTES
We will issue the Notes under an indenture, dated as of October 3, 2018, between Brunswick Corporation, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a fourth supplemental indenture, to be dated as of     , 2021 (such indenture as so supplemented, the “Indenture”). This “Description of the Notes” supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. The terms of the Notes include those expressly set forth in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
The description of the Notes in this prospectus supplement and the accompanying prospectus is a summary only, is not complete and is subject to, and qualified by reference to, the TIA and all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. We urge you to read the Indenture and the Notes because they define your rights as a holder of Notes. Capitalized terms used in this “Description of the Notes” that are not defined in this prospectus supplement have the meanings given to them in the Indenture.
As used in this “Description of the Notes”, the words “we”, “us”, “our”, the “Company” and “Brunswick” refer only to Brunswick Corporation and do not include any current or future subsidiaries of Brunswick Corporation.
General
The initial offering of the   % Senior Notes due 20  (the “20  Notes”) will be limited to $   million aggregate principal amount. The initial offering of the   % Senior Notes due 20  (the “20  Notes”) will be limited to $   million aggregate principal amount. We refer to the 20  Notes and the 20  Notes as the “Notes”. The 20  Notes and the 20  Notes will be separate series of debt securities under the Indenture.
The 20  Notes will bear interest at a rate of   per year and mature on     , 20 . The 20  Notes will bear interest at a rate of    per year and mature on     , 20 .
The Notes will be issued only in registered form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be represented by a Global Security (the “Global Security”) and will be registered in the name of a nominee of the Depositary. See “—Book-entry System”.
The Trustee will initially act as our paying agent for the Notes. The Notes will be payable at the corporate trust office of the Trustee, or an office or agency maintained by us for such purpose, in the continental United States. We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
We may, without the consent of the holders of the Notes of the relevant series, issue an unlimited principal amount of additional 20  Notes or 20  Notes having identical terms as the Notes of such series offered hereby other than issue date, issue price and the first interest payment date (the “Additional Notes”) and which will be deemed to be part of the same series as the relevant series of Notes offered hereby. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes of a series will be part of the same issue as the relevant series of Notes that we are currently offering and will vote together on all matters with the holders of the Notes of such series; provided, however, that if any Additional Notes are not fungible with the relevant series of Notes offered hereby for U.S. federal income tax purposes, they will be issued with a separate CUSIP number.
Interest
We will pay interest on the Notes semi-annually in arrears on     and     , beginning on    , 2022. We will make each interest payment to the holders of record at the close of business on the immediately preceding     and     .
Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the Notes falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. If the maturity date of the Notes falls on a day that is not a business day, we will pay principal and accrued and unpaid interest on the Notes on the next business day. No interest on that payment will accrue from and after any such interest payment date or the maturity date.
Ranking
The Notes:
•	will be unsecured unsubordinated obligations;
•	will rank equally and ratably with all our existing and future unsecured unsubordinated indebtedness;
•	will be senior to any future subordinated indebtedness of the Company;
•	will be effectively subordinated to any secured indebtedness of the Company to the extent of the assets securing such indebtedness; and
•
will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and any borrowings by a subsidiary under the Credit Facilities (as defined below).

Our subsidiaries are distinct legal entities that have no obligation to pay any amounts pursuant to, or to make funds available for our payment obligations in respect of, the Notes, whether by dividends, distributions, loans or otherwise.
As of July 3, 2021, on an as adjusted basis to give effect to the issuance of the Notes offered hereby and the use of the net proceeds of this offering, together with cash on hand, to fund the Acquisition as set forth under “Use of Proceeds” and “Capitalization”:
•	we would have had outstanding approximately $ million of indebtedness, including $6.2 million of secured indebtedness;
•
we would have had no borrowings under the Revolving Credit Agreement (as defined and described in “Description of Other Indebtedness”) and, on an as adjusted basis after giving effect to the increase in revolving commitments described in “Summary—Recent Developments—Amendment and Restatement of Revolving Facility,” we would have had $497.2 million of availability under the Revolving Credit Agreement (after giving effect to $2.8 million outstanding letters of credit); and

•	our subsidiaries would have had outstanding $8.1 million of indebtedness and other liabilities.
The foregoing amounts do not include any liabilities to be assumed in the Acquisition. See “Use of Proceeds” and “Capitalization”.
Although our obligations under the Credit Facilities (as defined and described in “Description of Other Indebtedness”) currently are not guaranteed by any of our subsidiaries, if any of our subsidiaries guarantees specified indebtedness, certain of our domestic subsidiaries may be required to guarantee our obligations under the Term Loan Facility. In addition, certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us, and any such subsidiary borrowing would be structurally senior to the Notes.
Optional Redemption
The 20  Notes are not redeemable prior to   ,  .
Prior to the applicable Par Call Date (as defined below), we may, at our option, redeem the 20  Notes, at any time and from time to time, in whole or in part, upon at least 15 days’ but not more than 60 days’ prior notice, at a redemption price equal to the greater of the following amounts plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:
•	100% of the principal amount of the Notes to be redeemed on the redemption date; or
•	the sum of the present values of the Remaining Scheduled Payments for such Notes.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus    basis points.
In addition, at any time and from time to time, on or after the applicable Par Call Date, we may redeem the 20  Notes and the 20  Notes at our option, either in whole or in part, upon at least 15 days’ but not more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed on the redemption date, plus accrued and unpaid interest on such Notes to, but not including, the redemption date.
The following terms are relevant to the determination of the redemption price of the 20  Notes.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the applicable Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of three Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.
“Independent Investment Banker” means one of J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC or their respective successors, as we may appoint from time to time; provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we shall substitute therefor another primary treasury dealer.
“Par Call Date” means (i) with respect to the 20  Notes,     , 20  (the first anniversary of the issue date of the 20  Notes); and (ii) with respect to the 20  Notes,    , 20  (the date that is     months prior to the maturity of the 20  Notes).
“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC or their affiliates, and their respective successors.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming, for this purpose, that the Notes matured on the applicable Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
“Treasury Rate” means, with respect to any redemption date:
•
the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 (or if such statistical release is no longer published, any such other reasonably comparable index published weekly by the Board of Governors of the Federal Reserve System) that has become publicly available prior to the date of determination and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the applicable Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•
if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.
We will provide notice of any optional redemption in the manner provided in the Indenture at least 15 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. The notice of redemption to each holder will specify, among other items, the redemption price (or the method for determination thereof). Notice of any optional redemption of Notes may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, any equity offering, issuance of indebtedness or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. If any such condition precedent has not been satisfied, we will provide written notice to the Trustee prior to the close of business two business days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded, and the redemption of the Notes shall not occur. Upon receipt, the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
If fewer than all of the Notes are to be redeemed at any time, the particular Notes to be redeemed shall be selected by the Trustee, from the outstanding Notes not previously called for redemption, in accordance with the applicable rules and procedures of the depositary, in the case of global notes, or, otherwise, by such method as the Trustee shall deem fair and appropriate (subject in each case to any applicable stock exchange rules).
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note must state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued (or transferred through a book-entry system) in the name of the holder thereof upon cancelation of the original Note. No Notes of $2,000 or less will be redeemed in part.
Special Mandatory Redemption
The completion of this offering is not contingent on the consummation of the Acquisition.
If (i) the consummation of the Acquisition does not occur prior to 11:59 p.m., New York City time, on December 23, 2021, (ii) we notify the Trustee and the holders of the Notes that we will not pursue the consummation of the Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Acquisition (each of (i), (ii) and (iii), a “Special Mandatory Redemption Trigger”), we will be required to redeem all of the Notes then outstanding on the date of the special mandatory redemption (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Notes then outstanding, plus accrued and unpaid interest, if any, to, but not including, the date of the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).
In the event that we become obligated to redeem the Notes pursuant to the Special Mandatory Redemption, we will promptly, and in any event not more than two business days after the date on which a Special Mandatory Redemption Trigger occurred, deliver notice to the Trustee and the holders of the Notes of the Special Mandatory Redemption and the date upon which the Notes will be redeemed (the “Special Mandatory Redemption Date”, which date shall be on or about the tenth business day following the date of such notice (or such other minimum period as may be required by DTC)) together with a notice of a Special Mandatory Redemption for the Trustee to deliver to each registered holder of Notes to be redeemed. At our request, given at least one business day before such notice is to be sent, the Trustee will then promptly mail, or electronically deliver, according to the procedures of DTC, such notice of Special Mandatory Redemption to each registered holder of the Notes to be redeemed. Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Notes to be redeemed.

Notwithstanding the foregoing, installments of interest on any series of the Notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the Notes and the Indenture.
There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the Notes in the event of a Special Mandatory Redemption Trigger.
Offers to Purchase; Open Market Purchases
We are not required to make any sinking fund payments with respect to the Notes, and other than as described above under “—Special Mandatory Redemption”, we are not required to make any mandatory redemption payments with respect to the Notes.
Under certain circumstances, we may be required to offer to purchase Notes as described under “—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”. We or our affiliates may at any time and from time to time purchase Notes in the open market or otherwise.
Certain Covenants
The Indenture contains covenants, certain of which are described below. Certain defined terms used in these covenants are set forth under “—Certain Definitions”.
Limitation on Liens
We will not, and will not permit any of our Restricted Subsidiaries to, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any Principal Property or any shares of Capital Stock of any of our Restricted Subsidiaries, which Lien secures any Indebtedness, without making effective provisions whereby the Notes (together with, at our option, any other Indebtedness of ours or any of our Subsidiaries ranking equally in right of payment with the Notes) shall be secured by a Lien on such Principal Property or shares of Capital Stock, equally and ratably with (or prior to) such other Lien.
Any Lien created for the benefit of holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described above.
Limitation on Sale and Leaseback Transactions
We will not, and will not permit any of our Restricted Subsidiaries to, enter into a Sale and Leaseback Transaction, other than any such Sale and Leaseback Transaction (a) involving a lease for a term of not more than three years (or which may be terminated by us or the applicable Restricted Subsidiary within a period of not more than three years), (b) involving a lease executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of the applicable Principal Property or (c) between us and one of our Restricted Subsidiaries or between Restricted Subsidiaries, unless either (i) we or such Restricted Subsidiary would be permitted, pursuant to the covenant described under “—Limitation on Liens”, to incur a Lien on the Principal Property subject to such Sale and Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing the Notes, or (ii) we or a Restricted Subsidiary, within 270 days of entering into such Sale and Leaseback Transaction, apply an amount equal to the fair market value of the Principal Property leased pursuant to such Sale and Leaseback Transaction at the time of entering into such Sale and Leaseback Transaction, as determined in good faith by our board of directors (which determination shall be conclusive) to either (A) the retirement (other than any mandatory retirement) of Funded Debt, which Funded Debt, in the case of us, is not subordinate and junior in right of payment to the prior payment of the Notes, or (B) the purchase, construction, development, expansion or improvement of other comparable property.
Consolidation, Merger or Sale of Assets
We will not consolidate with or merge into any other Person or sell, transfer or lease our properties and assets substantially as an entirety to any Person, nor may any other Person consolidate with or merge into us unless (a) the Person, if other than us, formed by or resulting from any such consolidation or merger or the

Person which shall have purchased or received the transfer of, or which leases, our properties and assets substantially as an entirety, shall be a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, or any state or territory thereof or the District of Columbia (and if such Person is not a corporation, a co-obligor of the Notes is a corporation organized and existing under such laws) and shall expressly assume, by a supplemental indenture, the payment of the principal of, premium, and interest, in each case if any, on all the Notes and the performance and observance of the covenants of the Indenture and (b) immediately thereafter no event of default and no event which after notice or lapse of time, or both, would become an event of default shall have happened and be continuing. Notwithstanding clause (b) of the immediately preceding sentence, the terms of the Indenture do not prohibit us from merging with any of our affiliates solely for the purpose of reincorporating ourselves in another jurisdiction to realize tax or other benefits.
In the case of any such consolidation, merger, sale or transfer, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, us under the Indenture and, subject to the terms of the Indenture, we will be released from the obligation to pay principal and interest on the Notes and all obligations under the Indenture; however, in the case of a lease of our properties and assets substantially as an entirety, the predecessor entity will not be released from its obligation to pay principal of and interest on the Notes.
Offer to Repurchase Notes Upon Change of Control Triggering Event
If a Change of Control Triggering Event occurs with respect to a series of Notes, unless we have exercised our option to redeem the Notes of such series as described under “—Optional Redemption” above, each holder of the Notes of such series will have the right to require us to purchase all or a portion of such holder’s Notes of such series pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the rights of holders of the Notes of such series on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following any Change of Control Triggering Event with respect to a series of Notes, or at our option, prior to any Change of Control but after public announcement of the pending Change of Control, we will be required to give notice to each holder of the Notes of such series, with a copy to the Trustee. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is given, other than as may be required by law (the “Change of Control Payment Date”). If the notice is given prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the Change of Control Payment Date.
Holders of the Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to:
(i)	surrender their Notes to the paying agent on the address specified in the notice, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed; or
(ii)
transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all Notes properly tendered and not withdrawn under its offer.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Our ability to repurchase Notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under our and our subsidiaries’ Indebtedness could cause a default under the agreements related to such Indebtedness but may not constitute a Change of Control Triggering Event under the Indenture. Our and our subsidiaries’ future Indebtedness may also contain prohibitions of certain events that would constitute a Change of Control Triggering Event or require such Indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if a Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes upon a change of control triggering event, which could result in a default under the Notes”.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.
The provisions under the Indenture relating to our obligation to make an offer to repurchase the Notes of a series as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes of such series.
Certain Definitions
Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.
“Acquisition” means the acquisition by the Company of all shares in Marine Innovations Group AS, a Norwegian private limited liability company, pursuant to the Purchase Agreement.
“Attributable Debt” means, with respect to any Sale and Leaseback Transaction at any particular time, the lesser of: (a) the fair market value of the Principal Property subject to such lease and (b) the present value, discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities issued under the Indenture and then outstanding), compounded semi-annually, of the obligation of the lessee for rental payments, calculated in accordance with GAAP for capitalized leases, due during the remaining term of such lease. Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.
“Capital Stock” means:
(a)
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(b)
with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Change of Control” means the occurrence of any of the following:
(i)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Brunswick or one of our subsidiaries;

(ii)
we become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of our outstanding Voting Stock;

(iii)
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(iv)	the adoption of a plan relating to our liquidation or dissolution.
“Change of Control Triggering Event” means the Notes of a series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least two of the three Rating Agencies are providing a rating for the Notes of a series at the commencement of any Trigger Period, the Notes of such series will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Consolidated Current Liabilities” means the aggregate of the current liabilities of us and our Restricted Subsidiaries appearing on the most recent available consolidated balance sheet of us and our Restricted Subsidiaries, all in accordance with GAAP; provided, however, that in no event shall Consolidated Current Liabilities include (x) any obligation of us and our Restricted Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of us or any of our Restricted Subsidiaries for a term in excess of 12 months from the date of determination or (y) current maturities of long-term debt and obligations under capital leases.
“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities. For purposes of calculating Consolidated Net Tangible Assets, investments, acquisitions, mergers, consolidations, dispositions, amalgamations and increases in ownership of Restricted Subsidiaries, and any incurrence or discharge of liabilities, subsequent to the date of the most recent available consolidated balance sheet and on or prior to the date of determination, will be given pro forma effect as if they had occurred at the end of such fiscal quarter. For purposes of this definition, whenever pro forma effect is given to a transaction or other event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of us.

“Consolidated Tangible Assets” means the aggregate of all assets of us and our Restricted Subsidiaries (including the value of all existing Sale and Leaseback Transactions, and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of us and our Restricted Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves and excluding patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all in accordance with GAAP.
“Customer Finance Program Obligations” means inventory repurchase and recourse obligations, including any obligation of us or any Restricted Subsidiary to repurchase products of us and our Restricted Subsidiaries or to purchase or repurchase receivables created in connection with the sale of products or related services of us and our Restricted Subsidiaries under any customer finance program, in each case incurred in the ordinary course of business.
“Funded Debt” of any Person means any Indebtedness created, issued, incurred, assumed or guaranteed by such Person, whether secured or unsecured, maturing more than one year after the date of determination thereof or which may by its terms be reborrowed, refunded, renewed or extended to a time more than 12 months after the date of determination thereof.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. Notwithstanding any changes in GAAP that became or become effective for the Company after October 3, 2018, any lease of the Company or any Subsidiary that would be characterized as an operating lease under GAAP in effect for the Company as of October 3, 2018, whether such lease is entered into before or after October 3, 2018, shall not constitute Indebtedness or a Capitalized Lease Obligation.
“Hedging Obligations” means:
(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(b)	other agreements or arrangements designed to manage interest rates or interest rate risk;
(c)	other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and
(d)	other agreements or arrangements designed to protect against fluctuations in equity prices.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(a)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
(b)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)	Capitalized Lease Obligations and all Attributable Debt of such Person (whether or not such items would appear on the balance sheet of such Person);
(d)
the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination, as determined in good faith by the Company (which determination shall be conclusive), and (ii) the amount of such Indebtedness of such other Persons;

(e)
the principal component of Indebtedness of other Persons to the extent guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); provided, however, that Standard Securitization Undertakings shall not constitute a guarantee; and

(f)
to the extent not otherwise included in this definition, investments by us or any Restricted Subsidiary in a Securitization Special Purpose Entity or any investment or borrowing by a Securitization Special Purpose Entity in or from any other Person, in each case, as part of, pursuant to or in connection with a Qualified Securitization Transaction, including contributions of Securitization Assets to a Securitization Special Purpose Entity, the retention of interests in Securitization Assets contributed, sold, conveyed, transferred or otherwise disposed of to a Securitization Special Purpose Entity and investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness.
The term “Indebtedness” shall not include Customer Finance Program Obligations.
“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; a rating equal to or higher than BBB- (or the equivalent) by S&P; a rating equal to or higher than BBB- (or the equivalent) by Fitch; and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.
“Issue Date” means, with respect to any series of securities, the first date on which securities of such series are issued under the Indenture.
“Lien” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.
“Permitted Liens”, with respect to any Person, means:
(a)
Liens securing Indebtedness (including Capitalized Lease Obligations) incurred to finance the construction, purchase, replacement or lease of, or repairs, improvements or additions to, property (whether through the direct purchase of assets or property or the Capital Stock of any Person owning such assets or property) of such Person (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); provided, however, that the Lien may not extend to any other assets or property owned by such Person or any of its Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, replacement, repair, improvement, addition or commencement of full operation of the assets or property subject to the Lien;

(b)
Liens on assets, property or shares of Capital Stock (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) of another Person at the time such other Person becomes a Restricted Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Restricted Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(c)
Liens on assets or property (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) at the time such Person or any of its Restricted Subsidiaries acquires the assets or property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Restricted Subsidiaries acquired such assets or property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(d)
Liens on the property of us or any of our Restricted Subsidiaries in favor or at the request of the United States or any State or territory thereof, or any department, agency or instrumentality or political subdivision of the United States or any State or territory thereof (including Liens to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any tender, bid, contract, regulation or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;
(e)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or another Restricted Subsidiary;
(f)	Liens existing on the Issue Date;
(g)
Liens to secure any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements) in whole or in part of Indebtedness secured by any Lien permitted by clauses (a) through (f) above or clause (l) below; provided, however, that (i) such new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount of the Indebtedness so secured at the time of such extension, renewal, refinancing or replacement, and (B) an amount necessary to pay any fees, commissions, discounts and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(h)	Liens under industrial revenue, municipal, economic development or similar tax-advantaged financings (including bonds and loan agreements);
(i)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;
(j)	any interest or title of a lessor under any operating lease;
(k)
any Lien on shares of Capital Stock of any Securitization Special Purpose Entity, Liens on assets transferred to a Securitization Special Purpose Entity or on assets of a Securitization Special Purpose Entity and Standard Securitization Undertakings, in any case incurred as part of, pursuant to or in connection with a Qualified Securitization Transaction; and

(l)
in addition to Liens (and related Indebtedness) permitted under clauses (a) through (k) of this definition, Liens securing Indebtedness (including Attributable Debt in respect of Sale and Leaseback Transactions) in an aggregate principal amount (together with the aggregate principal amount of all outstanding refinancing Indebtedness incurred pursuant to clause (g) above in respect of Indebtedness initially incurred pursuant to this clause (l)) at any one time outstanding not to exceed 15.0% of Consolidated Net Tangible Assets (measured, for purposes of this clause (l), solely at the time of the incurrence of the Indebtedness secured by such a Lien).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
“Principal Property” means any manufacturing facility of us or any Restricted Subsidiary, whether now owned or hereafter acquired, other than any property which, in the opinion of the board of directors, is not of material importance to the business conducted by us and our Restricted Subsidiaries as a whole.
“Purchase Agreement” means the Share Purchase Agreement, dated June 23, 2021, among the Company, Altor Group AB, West Street Capital Partners VII Investments, L.P., West Street Capital Partners VII Offshore Investments, L.P., West Street Capital Partners VII – Parallel, SLP, Nanna MFN AS and Nanna MFN II AS, as it may be amended or supplemented in our sole discretion.
“Qualified Securitization Transaction” means any transaction or series of transactions entered into by us or any Restricted Subsidiary pursuant to which we or such Restricted Subsidiary contribute, sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity contributes, sells, conveys, grants a security interest in or otherwise transfers to one or more other Persons, any Securitization Assets (whether now existing or arising in the future) or any beneficial or participation interests therein.

“Rating Agencies” means:
(i)
each of Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors (“Moody’s”), Fitch Ratings, Inc., and its successors (“Fitch”), and S&P Global Ratings, a division of S&P Global Inc., and its successors (“S&P”); and

(ii)
if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act that is selected by us as a replacement for Moody’s, S&P, Fitch or all of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company, (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (b) that owns any Principal Property.
“Sale and Leaseback Transaction” means the sale or transfer of any Principal Property owned or leased by the Company or any Restricted Subsidiary of the Company to any Person that leases back such Principal Property to the Company or a Restricted Subsidiary.
“Securitization Assets” means (a) all receivables, inventory or royalty or other revenue streams contributed, sold, conveyed, granted or otherwise transferred as part of, pursuant to or in connection with asset securitization transactions by us or any Restricted Subsidiary pursuant to agreements, instruments and other documents relating to any Qualified Securitization Transaction, (b) all assets related to such receivables, inventory or royalty or other revenue streams, including rights arising under the contracts governing or related to such receivables, inventory or royalty or other revenue streams, rights in respect of collateral and Liens securing such receivables, inventory or royalty or other revenue streams and all contracts and contractual and other rights, guarantees and other credit support in respect of such receivables, inventory or royalty or other revenue streams, any proceeds of such receivables, inventory or royalty or other revenue streams and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established as part of, pursuant to or in connection with a Qualified Securitization Transaction, any warranty, indemnity, repurchase, dilution and other claim, arising out of the agreements, instruments and other documents relating to such Qualified Securitization Transaction and other assets that are transferred or in respect of which security interests are granted in connection with asset securitizations involving similar assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (a) and (b).
“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no business or activities other than in connection with the acquisition, disposition and financing of Securitization Assets and any business or activities incidental or related thereto and holds no assets other than Securitization Assets and other assets incidental or related to such Qualified Securitization Transaction.
“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by us or any Subsidiary (other than a Securitization Special Purpose Entity) that, taken as a whole, are customary in connection with a Qualified Securitization Transaction.
“Subsidiary” means any Person of which at least a majority of the outstanding Capital Stock having by the terms thereof ordinary voting power to elect a majority of the directors or similar governing body of such Person, irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency, is at the time owned or controlled directly or indirectly by us or by one or more of our Subsidiaries or by us and one or more Subsidiaries.
“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
SEC Reports
The Indenture requires us to file with the Trustee copies of the annual reports and the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents, or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with rules and regulations prescribed by the SEC, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.
Delivery of reports, documents and information to the Trustee is for informational purposes only and its receipt of such reports shall not imply a duty of review and shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture.
Events of Default
The Indenture defines the following as events of default with respect to each series of the Notes:
•	a default in payment of any interest installment due on the Notes of such series, and continuance of such default for a period of 30 days;
•	a default in payment of principal or premium, if any, on any of the Notes of such series;
•
a default in performance of any other covenant applicable to the Notes of such series for 90 days after notice to us by the Trustee, or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes of such series;

•
default by us or any Restricted Subsidiary under any Indebtedness for money borrowed of us or any Restricted Subsidiary having an aggregate principal amount equal to $110.0 million, whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; provided, however, that such acceleration shall not have been rescinded or annulled within 10 days after written notice is given to us by the Trustee or to the Company and the Trustee by holders of at least 25% of the outstanding principal amount of the Notes of such series as provided in the Indenture; provided further that prior to any declaration of the acceleration of the Notes as provided in the Indenture, an event of default under this clause will be remedied, cured or waived without further action on the part of either the Trustee or any of the holders if the default under such other Indebtedness is remedied, cured or waived; or

•	certain events of our bankruptcy, insolvency and reorganization.
If an event of default, other than events relating to our bankruptcy, insolvency and reorganization, occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Notes of the relevant series may declare the principal of all the Notes of such series to be due and payable immediately. If an event of default relating to our bankruptcy, insolvency and reorganization occurs and is continuing, the principal, premium, if any, and accrued but unpaid interest on all outstanding Notes shall automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. Prior to any declaration accelerating the maturity of any Notes of a series (and, subject to conditions, after a declaration accelerating the maturity of any Notes but before any judgment or decree for the payment of the moneys due shall have been obtained or entered), the holders of a majority of the aggregate principal amount of the outstanding Notes of such series may waive such default, except a default in the payment of principal of, or premium, if any, or interest on the Notes of such series.
The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during any event of default to act with the required standard of care, to be indemnified by holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture also provides that the holders of a majority of the aggregate principal amount of the Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes of such series, subject to certain exceptions.

The Indenture contains a covenant requiring us to file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.
Modification of the Indenture
The Indenture permits us and the Trustee, without the consent of the holders of the Notes, to execute supplemental indentures for the following purposes:
•	to provide for a successor to us in accordance with the Indenture;
•	to make any change that would provide any additional rights or benefits to the holders of the Notes;
•
to cure any ambiguity or to correct or supplement any provision in the Indenture or in any supplemental indenture that is defective or inconsistent with the Indenture or any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the holders of the Notes in any material respect;

•	to provide for a successor Trustee;
•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
•	to conform the text of the Indenture or the terms of the Notes to this “Description of the Notes” section; and
•	to make certain other changes specified in the Indenture.
The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes of a series (including consents obtained in connection with a tender offer or exchange offer for the Notes), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes of such series, except that no such supplemental indenture may:
•	extend the fixed maturity of the Notes of such series;
•	reduce the rate or extend the time of payment of any interest on the Notes of such series;
•	reduce the principal amount of or any premium on the Notes of such series;
•	change the currency of payment of the Notes of such series;
•
waive a default or event of default in the payment of principal of or any premium or interest on the Notes of such series issued under the Indenture (except a rescission of acceleration of the Notes of such series by the holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

•
reduce the amount payable upon the redemption of any Note of a series or accelerate the time at which such Note may be redeemable as described above under “—Optional Redemption” or “—Special Mandatory Redemption” (it being understood that the provisions described above under “—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event” and the related definitions are not subject to this clause); or

•	impair the rights of the holder of the Notes of such series to institute suit for the enforcement of any payment of principal, premium or interest, if any, on the Notes of such series, in each case without the consent of the holder of each Note so affected. Further, no such supplemental indenture may reduce the aforesaid percentage of Notes of a series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding Notes of such series.
Satisfaction and Discharge; Legal Defeasance and Covenant Defeasance
The Indenture provides that we, at our option, will be discharged from any and all obligations in respect of the Notes of a series (except for certain obligations such as obligations to (a) register the transfer or exchange of securities, (b) replace stolen, lost or mutilated securities; and (c) maintain paying agencies) if at any time, we

(i) have paid or caused to be paid the principal of and premium, if any, and interest on the Notes of such series as and when the same shall have become due and payable, (ii) we have delivered to the Trustee for cancelation all of the Notes of such series theretofore authenticated (other than any Notes of such series which have been destroyed, lost or stolen and which have been replaced or paid) or (iii) (x) all such Notes of such series not theretofore delivered to the Trustee for cancelation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption and (y) we irrevocably deposit with the Trustee, in trust, cash or government securities that are sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, without consideration of any reinvestment of interest, to pay the principal of, or interest and premium, if any, on the outstanding Notes of such series issued thereunder on the dates such installments of interest or principal are due.
We may, at our option and at any time, elect to have all of our obligations discharged with respect to the Notes of a series and the Indenture (“legal defeasance”) except for:
•	the rights of holders to receive payments in respect of the principal of, or interest or premium, if any, on the Notes when such payments are due from the trust referred to below;
•	our obligations to (a) register the transfer or exchange of securities, (b) replace stolen, lost or mutilated securities; and (c) maintain paying agencies;
•	the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and
•	the legal defeasance provisions of the Indenture.
We may, at our option and at any time, elect to have our obligations terminated with respect to the Notes of such series under various covenants applicable to the Notes, including those described under “—Certain Covenants—Limitation on Liens”, “—Certain Covenants—Limitation on Sale and Leaseback Transactions”, “—Certain Covenants—Consolidation, Merger or Sale of Assets”, “—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event” and the operation of the event of default in connection with such failure to comply with such covenants and the cross-acceleration event of default described in the fourth bullet under “—Events of Default” (“covenant defeasance”).
We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.
In order to exercise either legal defeasance or covenant defeasance under the Indenture with respect to a series of Notes:
•
we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash or government securities that are sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated dates for the payment thereof or on the applicable redemption date;

•
in the case of legal defeasance, we have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) we have received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders and beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•
in the case of covenant defeasance, we have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the holders and beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•
no event of default and no event which after notice or lapse of time, or both, would become an event of default has occurred and is continuing on the date of such deposit (other than an event of default or event which after notice or lapse of time, or both, would become an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

•
such legal defeasance or covenant defeasance will not constitute an event of default or an event which after notice or lapse of time, or both, would become an event of default under the Indenture (other than an event of default or event which after notice or lapse of time, or both, would become an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Restricted Subsidiaries is a party or is bound; and

•
we must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Immunity of Incorporators, Stockholders, Officers and Directors
No recourse for the payment of the principal of or premium, if any, or interest on any Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements contained in the Indenture or in any supplemental indenture, or in any Note itself, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, past, present or future, of us or our successors, either directly or through us or any such successor, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes.
Book-Entry System
We will issue the Notes in the form of one or more permanent global notes in definitive, fully registered form. The global note will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee.
Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. The transfer of ownership of beneficial interests in a global note will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.
Investors may elect to hold beneficial interests in the global notes through either DTC or Euroclear if they are participants in these systems, or indirectly through organizations that are participants in these systems. Upon receipt of any payment in respect of a global note, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global note held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.
DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.
Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.
Distributions with respect to the Notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.
Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.
Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.
Cross-market transfers between DTC’s participating organizations (the “DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.
Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.
Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Certificated Notes
We will issue certificated notes to each person that DTC identifies as a beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:
•
DTC notifies us that it is no longer willing or able to continue as depositary for such global note or if DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and we have not appointed a successor depositary within 90 days of that notice;

•	we execute and deliver to the Trustee and registrar an Officers’ Certificate stating that such global note shall be so exchangeable; or
•	an event of default under the Indenture has occurred and is continuing and the registrar has received a request from DTC.
Governing Law; Waiver of Jury Trial
The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture provides that we and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.
Concerning the Trustee
The Trustee under the Indenture is U.S. Bank National Association. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the Trustee and its affiliates. Neither the Trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any rating event has occurred.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income tax consequences to beneficial owners of the Notes of the acquisition, ownership, and disposition of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
This discussion applies only to beneficial owners that acquire the Notes in connection with their initial issuance at their initial offering price and hold the Notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, taxpayers that are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States and persons holding the Notes as part of a hedging or conversion transaction or a straddle. In addition, this discussion does not address any foreign, state, local or non-income tax consequences to beneficial owners of the Notes of the acquisition, ownership or disposition of the Notes.
As used in this discussion, the term “U.S. Holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes:
1.	a citizen or individual resident of the United States;
2.
a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

3.	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
4.
a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of the Notes that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this discussion, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders”.
If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership or other entity. Such partnerships and other entities and their partners should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the Notes.
This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.
U.S. federal income taxation of U.S. Holders
Payments of interest
Stated interest on Notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holders’ regular method of accounting for U.S. federal income tax purposes.

Payment contingencies
As described above under “Description of the Notes—Optional Redemption” and “Description of the Notes—Special Mandatory Redemption”, we may, under certain circumstances, redeem or repurchase the Notes before maturity at a premium. Also, in the event a Change of Control Triggering Event occurs, we may be required to repurchase Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase, as described above under “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”. Under applicable U.S. Treasury regulations, if, as of the date on which the Notes are issued, there is a remote likelihood that a contingency will occur or the contingency is “incidental”, it is assumed that such contingency will not occur, and the contingency is ignored unless and until it occurs. We intend to take the position that the likelihood of a repurchase premium becoming payable on the Notes is remote and/or such premium is incidental (within the meaning of applicable Treasury regulations) as of the issue date, and that, as a result, such additional amounts need not be taken into account unless and until such additional amounts become payable, at which time such additional amounts should be taxable to a U.S. Holder in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Our position will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Notes were acquired. There can be no assurance, however, that the IRS will agree with our position. If our position were successfully challenged by the IRS, the Notes could be treated as “contingent payment debt instruments” under the applicable Treasury regulations and a U.S. Holder could be required to accrue income on the Notes in excess of stated interest payments (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) at a rate equal to our “comparable yield”, and to treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, redemption, retirement or other disposition of the Notes that is taxable for U.S. federal income tax purposes. In the event we pay a repurchase premium, U.S. Holders should consult their own tax advisors regarding the treatment of such amounts.
Sale, exchange or redemption of the Notes
Upon the sale, exchange, redemption or other taxable disposition of the Notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the Notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the Notes generally will be its cost for the Notes.
The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the Notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the Notes for more than 12 consecutive months. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.
Medicare tax
Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which will include all or a portion of their interest income from, and gain from the disposition of, the Notes. Any U.S. Holder that is an individual, estate or trust, is urged to consult a tax advisor regarding the applicability of such tax.
Backup withholding and information reporting
In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding at the applicable rate (currently 24%) with respect to payments on the Notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the Notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund; provided, however, that the required information is furnished to the IRS in a timely manner. In addition, payments on the Notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.
U.S. federal income taxation of Non-U.S. Holders
Payments of interest
Subject to the discussion below under “—Backup withholding and information reporting” and “—Foreign Account Tax Compliance Act”, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest paid on the Notes so long as:
1.	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;
2.	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership; and
3.
either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as appropriate, or a suitable substitute form that it is not a United States person (as defined in the Code), and provides its name and address, and in certain circumstances, its U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or another intermediate financial institution, and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.
As described under “—Effectively connected income” below, payments of interest to a Non-U.S. Holder may be subject to U.S. federal income tax if they are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).
Sale, exchange or redemption of the Notes
Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the Notes (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of interest” above) will be exempt from U.S. federal income and withholding tax, unless:
1.
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

2.	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.
Effectively connected income
If interest, gain or other income recognized by a Non-U.S. Holder on the Notes is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above under “—Payments of interest” if the Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), but the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional 30% (or such lower rate as may be provided for under an applicable income tax treaty) branch profits tax.
Backup withholding and information reporting
We must report annually to the IRS and to a Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable income tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.
Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments”. Such backup withholding and additional information reporting will not apply to payments on the Notes made by us or our paying agent to a Non-U.S. Holder if an IRS Form W-8BEN or W-8BEN-E (as described above under “—Payments of interest”) is received from the Non-U.S. Holder.
Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of the Notes made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of the Notes made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Code) and satisfies certain other conditions or it otherwise establishes an exemption. An IRS Form W-8BEN or W-8BEN-E, as appropriate (described more fully above under “—Payments of interest”), may generally be used to satisfy these requirements. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.
Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
Foreign Account Tax Compliance Act
Pursuant to Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”) and regulations promulgated thereunder, payments to certain foreign entities of interest on a debt obligation of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. You should consult your tax advisor regarding the possible effect of this withholding tax on your investment in the Notes.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Prospective purchasers of the Notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. or other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws, rules or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
When considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Each Plan should consider the fact that none of the Company, the underwriters or any of their respective affiliates will act as a fiduciary to any Plan with respect to the decision to acquire Notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision. The decision to acquire Notes must be made by each prospective Plan purchaser on an arm’s length basis.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Company or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan or ERISA Plan involved in the transaction and provided further that the Plan or ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a Note, or any interest therein, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that (A) either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.
Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA or of applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Notes is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally. Such purchasers of the Notes should consult and rely on their own counsel and advisers as to whether an investment in the Notes is suitable.

UNDERWRITING
J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the principal amount of Notes set forth opposite its name below.
Underwriter	20 Notes	20 Notes
J.P. Morgan Securities LLC	$	$
BofA Securities, Inc.
Wells Fargo Securities, LLC
Total	$	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of   % of the principal amount of the 20  Notes and   % of the principal amount of the 20  Notes. The underwriters may allow, and any such dealer may re-allow, a concession not to exceed   % of the principal amount of the 20  Notes and   % of the principal amount of the 20  Notes. After the initial offering, the relevant public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes:
Paid by us
	20 Notes	20 Notes
Per Note	$	$
Total	$	$
The expenses of the offering, not including the underwriting discount, are estimated to be $3.4 million and will be payable by us.
New Issue of Notes
Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply to list the Notes on any securities exchange or for quotation on any automated dealer quotation system. The representatives of the underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, during the period from the date hereof through the date of the closing of this offering, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.
Short Positions
In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase the Notes in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC are lenders and/or agents under the Credit Facilities. Affiliates of J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC have also provided commitments with respect to the Bridge Facility described in “Summary—Recent Developments” and are expected to act as lenders, and in some cases also agents, thereunder, which commitments will be automatically reduced on a dollar-for-dollar basis by, among other things, the proceeds of this offering. J.P. Morgan Securities LLC and/or its affiliates also acted as financial advisors in connection with the acquisition of Marine Innovations Group AS. J.P. Morgan Securities LLC is serving as dealer manager in connection with the concurrent Tender Offers. To the extent any underwriter or any of its affiliates is a holder of the debt securities that are the subject of the concurrent Tender Offer, such person may receive a portion of the net proceeds of this offering.
The Company, through its Brunswick Financial Services Corporation subsidiary, owns a 49% interest in a joint venture, Brunswick Acceptance Company, LLC (“BAC”). Under the terms of the joint venture agreement, BAC provides secured wholesale inventory floorplan financing to the Company’s boat and engine dealers. On February 16, 2018, the Company, through its Brunswick Financial Services Corporation subsidiary, entered into an amended and restated joint venture agreement with CDF Ventures, LLC, a subsidiary of Wells Fargo and Company, to extend the term of their financial services joint venture, BAC, through December 31, 2022.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
It is expected that delivery of the Notes will be made against payment therefor on or about    , 2021, which will be the    business day following the date hereof (this settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Selling Restrictions
European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive (EU) 2014/65/ (as amended, “MiFID II”); or (ii) a customer within the meaning of Regulation (EU) 2017/1129, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.

Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.
The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Notes must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the Notes may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in Hong Kong
This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities to be sold under this prospectus supplement may not be offered or sold by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance; or (b) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any of the Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Singapore Securities and Futures Act Product Classification
Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The Notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.
VALIDITY OF THE NOTES
The validity of the Notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters relating to this offering of the Notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Brunswick Corporation’s Annual Report on Form 10-K, and the effectiveness of Brunswick Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BRUNSWICK CORPORATION
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITORY SHARES
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS
WARRANTS
HYBRID SECURITIES COMBINING ELEMENTS OF THE FOREGOING
We may offer and sell from time to time, any of the securities listed above, in one or more series.
This prospectus contains a general description of the securities that we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus or in other offering materials we may prepare. Read this prospectus and any supplement carefully before you invest.
Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.
Our common stock is listed on the New York Stock Exchange and Chicago Stock Exchange under the trading symbol “BC”.
We are a Delaware corporation and our principal offices are located at 26125 N. Riverwoods Blvd., Suite 500, Mettawa, Illinois 60045-3420 and our telephone number is (847) 735-4700.
Investing in our securities involves risk. You should carefully read and consider the information referred to under the heading “Risk Factors” on page 1 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 29, 2021.

i

RISK FACTORS
Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus or in any applicable prospectus supplement or incorporated by reference into this prospectus or any applicable prospectus supplement in light of their particular investment objectives and financial circumstances. For more information, see the sections entitled “Documents Incorporated by Reference” and “Where You Can Find More Information” below.
ABOUT THIS PROSPECTUS
To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Brunswick Corporation and its financial statements.
This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The securities may be sold for United States dollars, non-U.S. currency or currency units. Amounts payable with respect to any securities may be payable in United States dollars or non-U.S. currency or currency units as specified in the applicable prospectus supplement.
As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective covers, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.
All references to “Brunswick,” the “Company,” the “Registrant,” “our,” “us” and “we” in this prospectus mean Brunswick Corporation and its wholly owned subsidiaries and other entities controlled by Brunswick Corporation except where it is clear from the context that the term means only the issuer, Brunswick Corporation.
DOCUMENTS INCORPORATED BY REFERENCE
This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.
All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

The following documents, which we have filed with the SEC, are incorporated by reference into this prospectus:
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed February 16, 2021 (including the portions of the Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Shareholders, filed March 19, 2021, that are incorporated by reference into such annual report);

•	Quarterly Reports on Form 10-Q for the quarter ended April 3, 2021, filed May 11, 2021;
•	Current Reports on Form 8-K filed June 7, 2021, June 25, 2021 and July 19, 2021; and
•
the description of our common stock, par value $0.75 per share, contained in our registration statement on Form 8-A filed with the SEC on March 14, 1996, as amended by Amendment No. 1 filed on February 18, 2004, and any further amendments or reports filed for the purpose of updating that description, including the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2020.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The documents incorporated by reference into this prospectus are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference into this prospectus, then the exhibits will not be provided. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement or incorporated by reference into this prospectus because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, may apply standards of materiality in a manner different from what may be viewed as material to you or other investors or may no longer continue to be true as of any given date.
Requests for documents relating to us should be directed to:
Christopher F. Dekker
Brunswick Corporation
26125 N. Riverwoods Blvd., Suite 500
Mettawa, Illinois 60045-3420
(847) 735-4700
WHERE YOU CAN FIND MORE INFORMATION
We have filed reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. Information about us, including our SEC filings, is also available on our Internet site at http://www.brunswick.com. However, the information on, or accessible through, our Internet site is not part of this prospectus or any accompanying prospectus supplements or other offering materials unless specifically incorporated by reference herein or therein, as applicable.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference herein contain, and any related prospectus supplements, other offering materials and documents deemed to be incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may include words such as “expect,” “anticipate,” “believe,” “may,” “should,” “could,” “estimate” and similar terms. These statements involve certain risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. See “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. These risks include, but are not limited to:
•	the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending;
•	fiscal policy concerns;
•	adverse economic, credit, and capital market conditions;
•	changes in currency exchange rates;
•	higher energy and fuel costs;
•	competitive pricing pressures;
•
the coronavirus (COVID-19) pandemic, including, without limitation, the impact on global economic conditions and on capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to our operations, and the potential implementation of regulatory actions;

•	managing our manufacturing footprint;
•	weather and catastrophic event risks;
•	international business risks;
•	our ability to develop new and innovative products and services at a competitive price;
•	our ability to meet demand in a rapidly changing environment;
•	loss of key customers;
•
actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of pressures due to the pandemic;

•	supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions;
•	absorbing fixed costs in production;
•	joint ventures that do not operate solely for our benefit;
•	our ability to successfully implement our strategic plan and growth initiatives;
•	attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes;
•	our ability to identify, complete, and integrate targeted acquisitions;
•	the risk that strategic divestitures will not provide business benefits;
•	maintaining effective distribution; adequate financing access for dealers and customers;
•	requirements for us to repurchase inventory;
•	inventory reductions by dealers, retailers, or independent boat builders;
•	risks related to the Freedom Boat Club franchise business model;

•
outages, breaches, or other cybersecurity events regarding our technology systems, which could affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs;

•	our ability to protect our brands and intellectual property;
•	changes to U.S. trade policy and tariffs;
•	having to record an impairment to the value of goodwill and other assets;
•	product liability, warranty, and other claims risks;
•	legal and regulatory compliance, including increased costs, fines, and reputational risks;
•	changes in income tax legislation or enforcement;
•	managing our share repurchases; and
•	certain divisive shareholder activist actions.
Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus.
Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

DESCRIPTION OF BRUNSWICK
Brunswick designs, manufactures, and markets recreational marine products, including leading marine propulsion products, parts and accessories, and boat brands, and operate service and shared access businesses, including the world's largest boat club. Our propulsion products include marine engines and related controls, rigging, and propellers. We manufacture and distribute a broad portfolio of parts and accessories, engine parts and consumables, electrical products, and boat parts and systems for original equipment manufacturers, aftermarket parts and accessory retailers and distributors, and for internal production. The boats we make include fiberglass sport boats, cruisers, sport fishing and center-console, offshore fishing, aluminum and fiberglass fishing, pontoon, utility, deck, inflatable, tow/wake, and heavy-gauge aluminum boats. Additionally, we offer related financing services, our shared access boat club, and we continually focus on exploring, investing in, and developing opportunities to further engage consumers and improve boater experiences. As the global leader in recreational marine, it is our intention to define the future of recreational boating through innovation and inspiration on the water.
PROPULSION SEGMENT
The Propulsion segment manufactures and markets a full range of outboard, sterndrive, and inboard engines, as well as propulsion-related controls, rigging, and propellers. The Propulsion segment primarily markets under the Mercury Marine, Mercury, Mercury MerCruiser, Mariner, Mercury Racing, and Mercury Diesel brands. These products are principally sold directly to independent boat builders, local, state, and foreign governments, and Brunswick’s Boat segment. In addition, the Propulsion segment sells outboard engines through a global network of more than 6,000 marine dealers and distributors, specialty marine retailers, and marine service centers.
Mercury Marine manufactures four-stroke outboard engine models ranging from 2.5 to 600 horsepower. Mercury Marine’s four-stroke outboard engines include Verado, ProXS, SeaPro, and Race variations that include naturally aspirated and supercharged engines offered in a multitude of configurations designed for use in recreational, commercial, and racing applications. Mercury Marine and Mercury Racing manufacture inboard and sterndrive engine models ranging from 115 to 1,750 horsepower. Mercury Marine also manufactures two-stroke, non-DFI engines for certain markets outside the United States. Most of Mercury Marine's sterndrive and inboard engines are available with catalyst exhaust treatment and monitoring systems, and all are compliant with applicable U.S. state and federal environmental regulations. Mercury Marine’s engines also comply with applicable global emissions and noise regulations.
In addition to marine engines and propulsion systems, Mercury Marine manufactures, markets, and supplies propulsion-related controls, rigging, and propellers. These products are designed for and sold to original equipment manufacturers (including Brunswick brands) and aftermarket retailers, distributors, and distribution businesses.
PARTS & ACCESSORIES SEGMENT
The Parts & Accessories segment (“P&A segment”) consists of the Engine Parts and Accessories and the Advanced Systems Group operating segments, which are aggregated and presented as a single reportable segment. P&A segment manufactures and markets parts and accessories, including engine parts and consumables, electrical products, and boat parts and systems, and supplies parts and accessories through the distribution business. These products are designed for and sold mostly to aftermarket retailers, distributors, and distribution businesses, as well as original equipment manufacturers (including Brunswick brands) for both marine and non-marine markets. The P&A segment had 2020 net sales of $1,508.8 million.
Branded Engine Parts and Accessories include consumables, such as engine oils and lubricants, and are sold under the Mercury, Mercury Precision Parts, Quicksilver, and Seachoice brands. Engine Parts and Accessories distribution businesses include Land ‘N’ Sea, Kellogg Marine Supply, Lankhorst Taselaar, BLA, and Payne’s Marine Group. These businesses are leading distributors of both third party and Company marine parts and accessories throughout North America, Europe, and Asia-Pacific, offering same-day or next-day delivery service to a broad array of marine service facilities.
Brunswick formed the Advanced Systems Group (“ASG”) effective January 1, 2020. ASG includes the collection of brands acquired with Power Products in 2018 and certain other parts and accessories brands. ASG conducts business under the Ancor, Attwood, BEP, Blue Sea Systems, CZone, DelCity, Garelick, Lenco Marine,

Marinco, Mastervolt, MotorGuide, NAUTIC-On, ParkPower, Progressive Industries, ProMariner, and Whale brand names. ASG products include marine electronics and control systems, instruments, trolling motors, fuel systems, and electrical systems, as well as specialty vehicle, mobile, and transportation aftermarket products.
BOAT SEGMENT
The Boat segment consists of the Brunswick Boat Group (“Boat Group”), which manufactures and distributes recreational boats, and Business Acceleration, which provides innovative service models, shared access solutions, dealer services, and emerging technology to attract a wide range of customers to the marine industry. The Boat segment manages Brunswick’s boat brands; evaluates and optimizes the Boat segment’s boat portfolio; promotes recreational boating services and activities to enhance the consumer experience and dealer profitability, including through its Business Acceleration initiatives; and speeds the introduction of new technologies into boat manufacturing and design processes.
The Boat Group designs, manufactures, and markets the following boat brands and products: Sea Ray sport boats and cruisers; Bayliner sport cruisers and runabouts; Boston Whaler fiberglass offshore boats; Lund fiberglass fishing boats; Crestliner, Cypress Cay, Harris, Lowe, Lund, and Princecraft aluminum fishing, utility, pontoon boats, and deck boats; Heyday tow/wake boats; and Thunder Jet heavy-gauge aluminum boats. The Boat segment procures substantially all of its outboard engines, gasoline sterndrive engines, and gasoline inboard engines from Brunswick's Propulsion segment.
The Boat Group also includes Brunswick boat brands based in Europe and Asia-Pacific, which include Quicksilver, Uttern, and Rayglass (including Protector and Legend) that are typically equipped with Mercury Marine engines and often include other parts and accessories supplied by the Propulsion and P&A segments.
BUSINESS ACCELERATION
The Business Acceleration Group is dedicated to developing emerging and disruptive business models, focusing on services and subscriptions, engaging the next generation of boaters, and investing in early-stage innovative marine companies.
Business Acceleration businesses include Freedom Boat Club (“FBC”), which we believe is the world’s leading boat club network. FBC is made up of more than 250 Company-owned and franchised boat club locations across the U.S., Canada, and Europe. These locations sell memberships comprised of an initiation fee and ongoing monthly payment in exchange for which members gain shared access to their local club’s diverse fleet of boats and reciprocal privileges at other FBC locations. We believe this boat club membership model provides access to the boating lifestyle in a way that attracts new entrants, keeps disaffected boaters in the fold, and helps grow the broader boating community. FBC also provides a channel for sales of our boats, marine engines, parts and accessories, and various other services we offer.
The Business Acceleration Group also includes Boating Services Network, a dealer finance and ancillary service business unit that provides floor plan finance through Brunswick Acceptance Company (USA) and Brunswick Commercial Finance (Canada), retail finance through Blue Water Finance and Mercury Repower Finance, retail extended warranties under the Passport and Passport Premier brands through Brunswick Product Protection Corporation, retail insurance through Boater's Choice Insurance, and close to 50 name brand marine dealer service providers through Brunswick Dealer Advantage. Each offering allows us to deliver a more complete line of financial services and product offerings to our boat and marine engine dealers and their customers. See the “Financing Joint Venture” section below for details about our related financing joint venture that operates closely with the Boating Services Network.
FINANCING JOINT VENTURE
Through our Brunswick Financial Services Corporation subsidiary, we own a 49 percent interest in a joint venture, Brunswick Acceptance Company, LLC (“BAC”). Under the terms of the joint venture agreement, BAC provides secured wholesale inventory floorplan financing to our boat and engine dealers.

USE OF PROCEEDS
Unless otherwise described in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by this prospectus for general corporate purposes, including, among other things, repaying, repurchasing or redeeming existing debt, repurchasing our equity securities, expanding existing businesses, acquiring businesses, investing in other business opportunities and funding pension obligations. Pending such use, we may temporarily invest the net proceeds in short-term interest-bearing investments.
GENERAL DESCRIPTION OF SECURITIES
We may offer under this prospectus: debt securities; common stock; preferred stock; depository shares; stock purchase contracts; stock purchase units; warrants to purchase debt securities, common stock or preferred stock; or any combination of the foregoing, either individually or as units consisting of two or more securities.
The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
We will issue any debt securities offered by this prospectus pursuant to the indenture, dated as of October 3, 2018 (the “Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”), a copy of which is filed as an exhibit to the registration statement and incorporated by reference into this prospectus. The following section is a summary of certain provisions of the Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions in the Indenture of certain terms. We encourage you to read the Indenture and our debt securities for provisions that may be important to you.
All capitalized terms included in this summary shall have the same meanings specifically set forth in the Indenture. For purposes of this description, references to the “Company,” “Brunswick,” “we,” “our,” and “us” refer only to Brunswick Corporation and not its subsidiaries.
We may issue debt securities as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under the heading “Description of Stock Purchase Contracts and Stock Purchase Units.”
The Indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities and provides that debt securities may be issued from time to time in one or more series. The Indenture provides that debt securities will be issued in fully registered form in denominations which may be specified for each particular series, if other than denominations of $2,000 and integral multiples of $1,000 or the equivalent in a foreign currency. Under the Indenture, debt securities will be unsecured and will rank pari passu with our other unsecured and unsubordinated Indebtedness.
Unless otherwise described in the prospectus supplement relating to the debt securities of any particular series, there are no covenants or provisions contained in the Indenture that may afford the holders of our debt securities protection in the event of a highly leveraged transaction involving us. Any such highly leveraged transaction may adversely affect holders of our debt securities.
We will set forth in a prospectus supplement, including any pricing supplement or term sheet, the following terms of the debt securities, among others, if applicable:
•	the title of the debt securities;
•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be sold;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the debt securities will mature;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

•	the times at which any such interest will be payable and any regular record dates;
•
the terms and conditions, if any, on which a particular series of debt securities shall be convertible into or exchangeable for, shares of any class or classes of our capital stock or other securities or securities of a third party, including the price or prices or the rate or rates of conversion or exchange;

•	the currency or currencies in which principal of and any interest on the debt security may be payable;
•
if the currency for which debt securities may be purchased, or in which principal of and interest on the debt securities may be payable is at the purchaser’s election, the manner in which such an election may be made;

•	the dates, if any, on which, and the price or prices at which, the debt securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by us;
•
the date, if any, after which, and the price or prices at which, the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or that of the holder of our debt security; and

•	any other terms of the debt securities.

DESCRIPTION OF CAPITAL STOCK
GENERAL
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.75 per share, of which approximately 77,523,863 shares were issued and outstanding, as of July 22, 2021, and 12,500,000 shares of preferred stock, par value $0.75 per share, none of which are issued or outstanding.
COMMON STOCK
Each share of common stock is entitled to one vote at all meetings of stockholders for the election of directors and all other matters submitted to stockholder vote. The common stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of common stock when, as and if declared by our board of directors out of funds legally available for paying dividends. Our common stock has no preemptive or similar rights. Upon the liquidation, dissolution or winding up of our affairs, any assets remaining after provision for payment of all liabilities would be distributed pro rata among holders of our common stock. The shares of common stock currently outstanding are fully paid and nonassessable. The shares of common stock outstanding are, and any shares of our common stock offered by this prospectus will be upon issuance against full payment of the purchase price of the common stock, fully paid and nonassessable.
Our certificate of incorporation contains provisions requiring, with some exceptions, any merger, consolidation, disposition of assets or similar business combination with a person who owns 5 percent or more of the shares of our stock entitled to vote in elections of our directors to be approved by the affirmative vote of the holders of two-thirds of the shares of our stock entitled to vote in elections of directors which are not beneficially owned by such person. The certificate of incorporation also requires, with some exceptions, that two independent experts conclude that the terms of any such merger, consolidation, disposition of assets or similar business combination are fair to unaffiliated stockholders and that the opinion of these experts be included in a proxy statement mailed to stockholders. The foregoing provisions may be amended only by the affirmative vote of the holders of two-thirds of the shares of common stock entitled to vote in the elections of our directors, excluding any shares held by a person who owns 5 percent or more of the outstanding shares.
Our certificate of incorporation:
•	provides for a board of directors that serve one-year terms;
•	sets the number of directors at not less than six and not more than 15;
•
permits the number of directors to be increased or decreased within the foregoing range by vote of 80 percent of the directors or the holders of 80 percent of the outstanding shares of our stock entitled to vote in elections of directors;

•	authorizes us to establish the procedures for advance notice for stockholder nominations of directors in our By-laws;
•
permits such nomination procedures to be amended only by vote of 80 percent of our directors or the holders of 80 percent of the outstanding shares of our common stock entitled to vote in elections of directors;

•	gives our board of directors the exclusive power to fill interim vacancies and to determine the qualifications of directors;
•	requires that stockholder action be taken at a meeting of our stockholders, except for action by written consents of the holders of preferred stock authorized by our board of directors; and
•	requires the affirmative vote of the holders of 80 percent of our shares entitled to vote in elections of directors to amend the foregoing provisions.
PREFERRED STOCK
Under our certificate of incorporation, our board of directors may direct the issuance of up to 12,500,000 shares of our preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our board of directors pursuant to a certificate of designation without any further vote or action by our stockholders. Preferred stock, upon issuance against full payment of the purchase price for the preferred stock, will be fully paid and nonassessable. We may issue preferred stock as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under “Description of Stock Purchase Contracts and Stock Purchase Units.” The specific terms of a particular series of our preferred stock will be described in the prospectus supplement relating to that series. The description of our preferred stock set forth below and the description of the terms of a particular series of our preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series.
The applicable prospectus supplement will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of a series of preferred stock.
The rights, preferences, privileges and restrictions of our preferred stock of each series will be fixed by the certificate of designation relating to such series. A prospectus supplement, relating to each series, will specify the following terms of the preferred stock:
•	the maximum number of shares to constitute the series and the distinctive designation of the series;
•
the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

•
the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends on shares of the series that the holders of shares of the series shall be entitled to receive upon the redemption of the series;

•
the liquidation preference, if any, and any accumulated dividends on the series, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of our affairs;

•
whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

•
the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of our capital stock or of a third party or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

•	the stated value of the shares of the series;
•	the voting rights, if any, of the shares of the series;
•	any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of the series of preferred stock; and
•	any other terms of the series.
In the event of any voluntary liquidation, dissolution or winding up of our affairs, the holders of any series of any class of our preferred stock shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of our common stock or any other of our shares ranking junior to such series, the amounts fixed by our board of directors with respect to such series and set forth in the applicable prospectus supplement. After payment to our holders of the preferred stock of the full preferential amounts to which they are entitled, our holders of preferred stock, as such, shall have no right or claim to any of our remaining assets.
If liquidating distributions shall have been made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of our capital stock ranking junior to our preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. The merger or consolidation of us into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute our dissolution, liquidation or winding up.
DESCRIPTION OF DEPOSITORY SHARES
GENERAL
We may offer depository receipts for depository shares, each of which will represent a fractional interest in a share of a particular series of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series represented by depository shares will be deposited under a separate deposit agreement among us, the preferred stock depository named in the deposit agreement and the holders from time to time of our depository receipts. Subject to the terms of the deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depository shares evidenced by such depository receipt, to all the rights and preferences of the preferred stock represented by such depository shares (including dividend, voting, conversion, redemption and liquidation rights).
The depository shares will be evidenced by depository receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depository, we will cause the preferred stock depository to issue, on our behalf, the depository receipts. Copies of the applicable form of deposit agreement and depository receipt may be obtained from us upon request.
DIVIDENDS AND OTHER DISTRIBUTIONS
The preferred stock depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depository receipts evidencing the related depository shares in proportion to the number of such depository receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository.
In the event of a distribution other than in cash, the preferred stock depository will distribute property received by it to the record holders of depository receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository, unless the preferred stock depository determines that it is not feasible to make such distribution, in which case the preferred stock depository may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
WITHDRAWAL OF SHARES
Upon surrender of the depository receipts at the corporate trust office of the preferred stock depository (unless the related depository shares have previously been called for redemption), the holders of the depository receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of preferred stock and any money or other property represented by the depository shares evidenced by such depository receipts. Holders of depository receipts will be entitled to receive whole shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depository share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depository shares. If the depository receipts delivered by the holder evidence a number of depository shares in excess of the number of depository shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depository will deliver to such holder at the same time a new depository receipt evidencing such excess number of depository shares.
REDEMPTION OF DEPOSITORY SHARES
Whenever we redeem preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depository shares representing the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depository the redemption price of the preferred stock to be redeemed plus any other amounts payable in respect of such preferred stock in connection with such redemption. The redemption price per depository share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depository shares are to be redeemed, the preferred stock depository will select the depository shares to be redeemed by lot.
After the date fixed for redemption, the depository shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depository receipts evidencing the depository shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depository receipts were entitled upon such redemption upon surrender of the depository receipts to the preferred stock depository.
VOTING OF THE UNDERLYING PREFERRED STOCK
Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the preferred stock depository will mail the information contained in such notice of meeting to the record holders of the depository receipts evidencing the depository shares which represent such preferred stock. Each record holder of depository receipts evidencing depository shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depository as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depository shares. The preferred stock depository will vote the amount of preferred stock represented by such depository shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting the amount of preferred stock represented by such depository shares to the extent it does not receive specific instructions from holders of our depository receipts evidencing such depository shares.
LIQUIDATION PREFERENCE
In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of our depository receipts will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depository share evidenced by such depository receipt, as set forth in the applicable prospectus supplement.
CONVERSION OF PREFERRED STOCK
The depository shares, as such, are not convertible into our common stock or any of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depository shares in respect of a series of our preferred stock that is convertible into common stock, other preferred stock or other shares of our capital stock, the depository receipts may be surrendered by depository receipt holders to the preferred stock depository with written instructions to the preferred stock depository instructing us to cause conversion of our preferred stock represented by the depository shares evidenced by such depository receipts into whole shares of common stock, other preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect of such instructions, we will cause the conversion of the preferred stock represented by depository shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depository shares evidenced by a depository receipt are to be converted in part only, one or more new depository receipts will be issued for any depository shares not to be converted. No fractional shares of our common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.
AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT
The form of depository receipt evidencing the depository shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depository receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of our depository shares evidenced by the depository receipts then outstanding.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depository if a majority of the holders of each class of our depository shares affected by such termination consents to such termination, whereupon the preferred stock depository shall deliver or make available to each holder of depository receipts, upon surrender of the depository receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depository shares evidenced by such depository receipts. In addition, the deposit agreement will automatically terminate if:
•	all outstanding depository shares shall have been redeemed;
•
there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the holders of depository receipts evidencing the depository shares representing such preferred stock; or

•	each related share of preferred stock shall have been converted into our capital stock not so represented by depository shares.
CHARGES OF PREFERRED STOCK DEPOSITORY
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depository in connection with the performance of its duties under the deposit agreement. However, holders of our depository receipts will pay the fees and expenses of the preferred stock depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.
RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITORY
The preferred stock depository may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depository. Any such resignation or removal shall take effect upon the appointment of a preferred stock depository successor. A preferred stock depository successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
MISCELLANEOUS
The preferred stock depository will forward to holders of our depository receipts any reports and communications from us that are received by the preferred stock depository with respect to the related preferred stock.
Neither we nor the preferred stock depository will be liable if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depository under the deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith and without gross negligence or willful misconduct, and neither we nor the preferred stock depository will be obligated to prosecute or defend any legal proceeding in respect of any depository receipts, depository shares or preferred stock represented by the depository shares unless satisfactory indemnity is furnished. We and the preferred stock depository may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented by the depository shares for deposit, holders of depository receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.
If the preferred stock depository shall receive conflicting claims, requests or instructions from any holders of depository receipts, on the one hand, and us, on the other hand, the preferred stock depository shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES
The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected by us at the time of issue, which debt warrant agreement may include or incorporate by reference standard debt securities warrant provisions substantially in the form of the standard debt securities warrant provisions incorporated into this registration statement by reference.
GENERAL
The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:
•	the offering price, if any;
•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;
•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;
•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;
•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;
•	a discussion of certain United States federal income tax considerations;
•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;
•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;
•	the antidilution provisions of the debt warrants; and
•	any other terms of the debt warrants.
Warrantholders do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the Indenture except as otherwise provided in the Indenture.
EXERCISE OF DEBT WARRANTS
Our debt warrants may be exercised by surrendering to our debt warrant agent the debt warrant certificate with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed by the warrantholder or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of the Financial Industry Regulatory Authority (“FINRA”) or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates shall be accompanied by payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If fewer than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK
The following statements with respect to the common stock warrants and preferred stock warrants (collectively, the stock warrants) are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue, which stock warrant agreement may include or incorporate by reference standard stock warrant provisions substantially in the form of the standard stock warrant provisions incorporated into this registration statement by reference.
GENERAL
Our stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following:
•	the offering price, if any;
•	the designation and terms of our common stock or preferred stock purchasable upon exercise of the stock warrants;
•	if applicable, the date on and after which our stock warrants and the related securities will be separately transferable;
•	the number of shares of our common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;
•	the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire;
•	a discussion of certain United States federal income tax considerations;
•	the call provisions, if any;
•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;
•	the antidilution provisions of the stock warrants; and
•	any other terms of the stock warrants.
The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.
EXERCISE OF STOCK WARRANTS
Our stock warrants may be exercised by surrendering to our stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed by the warrantholder, or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of FINRA or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.
ANTIDILUTION AND OTHER PROVISIONS
The exercise price payable and the number of shares of our common stock or preferred stock purchasable upon the exercise of each of our stock warrants and the number of our stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to our holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of our common stock or preferred stock, respectively. In lieu of adjusting the number of shares of our common stock or preferred stock purchasable upon exercise of each of our stock warrants, we may elect to adjust the number of our stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1 percent. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each of our outstanding stock warrants shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock or preferred stock into which such stock warrants were exercisable immediately prior to any such consolidation, merger, sale or conveyance of any of our property.
NO RIGHTS AS STOCKHOLDERS
Holders of our stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, which are contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured, secured or prefunded on some basis to be specified in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units.
Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION
We may sell the securities being offered under this prospectus (1) directly to purchasers, (2) through agents, (3) through underwriters or a group of underwriters, (4) through dealers, (5) through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise or (6) through a combination of these or other methods of sale. The applicable prospectus supplement with respect to the securities will describe the terms of the offering of these securities and the method of distribution of these securities.
Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements, which may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.
If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act.
Any securities offered other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.
The agents, dealers and underwriters may be deemed to be underwriters as defined under the Securities Act, and any discounts, commissions or concessions received by them from us or any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from us will be described in the applicable prospectus supplement. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
The place and time of delivery for the securities that are described generally in this prospectus will be set forth in the applicable prospectus supplement.
VALIDITY OF THE SECURITIES
The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP.
EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Brunswick Corporation’s Annual Report on Form 10-K, and the effectiveness of Brunswick Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Brunswick Corporation
$    % Senior Notes due 20
$    % Senior Notes due 20
PRELIMINARY PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
J.P. Morgan	BofA Securities	Wells Fargo Securities
The date of this prospectus supplement is August   , 2021.